UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Hormel Foods Corporation
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HORMEL FOODS CORPORATION

AUSTIN, MINNESOTA

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

The Annual Meeting of Stockholders of Hormel Foods Corporation, a Delaware corporation, will be held in the Richard L. Knowlton Auditorium of the Austin High School, 300 NW 4th Street, Austin, Minnesota, on Tuesday, January 31, 2012, at 8:00 p.m. Central Standard Time.  The items of business are:

1.                                       Elect a board of 12 directors for the ensuing year;

2.                                       Ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending October 28, 2012; and

3.                                       Such other matters as may properly come before the meeting.

The Board of Directors has fixed December 2, 2011, at the close of business, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting.

By Order of the Board of Directors

BRIAN D. JOHNSON
Vice President and

Corporate Secretary

December 21, 2011

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be Held on January 31, 2012

The Proxy Statement and Annual Report to Stockholders
are available at www.proxyvote.com

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ii

PROXY STATEMENT

HORMEL FOODS CORPORATION
(CUSIP No. 440452100)
1 HORMEL PLACE
AUSTIN, MINNESOTA 55912

The enclosed proxy is solicited by the Board of Directors of Hormel Foods Corporation (“Company”) for use at the Annual Meeting of Stockholders to be held on January 31, 2012.  This proxy statement and form of proxy, or a notice of internet availability of proxy materials, are first being mailed to stockholders on or about December 21, 2011.

GENERAL INFORMATION

Voting Securities -   Only stockholders of record at the close of business as of December 2, 2011 are entitled to vote at the meeting.  The Company had 264,037,493 shares of common stock outstanding as of December 2, 2011.  Each share of stock is entitled to one vote.  There is no cumulative voting.  The Company has no other class of shares outstanding.

Voting Your Proxy -   Whether or not you plan to attend the meeting, we encourage you to grant a proxy to vote your shares.  Follow the instructions on your proxy card or electronic delivery notice to cast your vote via the Internet or telephone.  If you received a proxy card, you may vote your shares by completing the card with your vote, signature and date, and returning it by mail in the envelope provided.

If you submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board of Directors’ recommendations as follows:

“FOR:”

•                  Election to the Board of the 12 director nominees named in this proxy statement; and

•                  Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending October 28, 2012.

The persons appointed as proxies will vote in their discretion on other matters as may properly come before the meeting.

Revoking Your Proxy and Changing Your Vote -   You may revoke your proxy or change your vote at any time before it is exercised by submitting a later-dated proxy, voting in person at the meeting or sending a written notice of revocation to the Corporate Secretary.

Expenses -   The expenses of soliciting proxies will be paid by the Company.  Proxies may be solicited at Company expense personally, or by mail, telephone or electronic communication, by directors, officers and other employees.  Such persons will not receive additional compensation.  The Company will reimburse banks, brokerage firms and other nominees for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners.  Your cooperation in promptly granting a proxy to vote your shares will help to avoid additional expense.

Quorum -   A majority of the outstanding shares will constitute a quorum at the meeting.  If a stockholder holds shares in “street name” and does not provide voting instructions to the holder of the account regarding non-discretionary matters, such shares are considered “broker nonvotes.”   “Street name” means the shares are held in a stock brokerage account or by a bank, trust or other institution.  Broker nonvotes and abstentions are counted for purposes of determining the presence of a quorum for the transaction of business.  Shares represented by abstentions are counted in the same manner as shares submitted with a “withheld” or “against” vote in tabulating the votes cast.  Shares represented by broker nonvotes are not considered entitled to vote and thus are not counted for purposes of determining whether a proposal has been approved.  Under current New York Stock Exchange (“NYSE”) rules, uninstructed brokers would have discretionary voting power for ratification of Ernst & Young LLP as independent registered public accounting firm (Item #2).  Uninstructed brokers would not have discretionary voting power for the election of directors (Item #1).

MEETING ADMISSION

The following persons will be admitted to the Annual Meeting of Stockholders to be held on January 31, 2012:

•                  Stockholders of record at the close of business on December 2, 2011, and their immediate family members;

•                  Individuals holding written proxies executed by stockholders of record at the close of business on December 2, 2011;

•                  Stockholders who provide a letter or account statement from their broker, bank or other nominee showing that they owned stock held in the name of the broker, bank or other nominee at the close of business on December 2, 2011, and their immediate family members;

•                  Stockholders by virtue of stock held in the Company’s Employee Stock Purchase Plan;

•                  Other individuals with the approval of the Corporate Secretary; and

•                  One authorized representative of stockholders that are corporations or other entities.  Additional authorized representatives may be admitted with the approval of the Corporate Secretary.

If you are not able to attend, we will have video of the meeting available on the Internet after February 1, 2012.  To view this video, follow these instructions:

1.                                       Log on to the Hormel Foods Web site homepage at www.hormelfoods.com through your Internet connection;

2.                                       Place your mouse cursor over the word “Investors,” click on “Multimedia” from the drop-down menu that appears, and then click on “2012 Annual Meeting”; and

3.                                       Choose a format to view the broadcast.

CONDUCT OF MEETING

The Chairman will preside over the Annual Meeting of Stockholders pursuant to the Bylaws and by action of the Board of Directors.  The Chairman has broad authority to ensure the orderly conduct of the meeting.  This includes discretion to recognize stockholders or proxies who wish to speak, and to determine the extent of discussion on each item of business.  Rules governing the conduct of the meeting will be distributed at the meeting along with the agenda.  The Chairman may also rely on applicable law regarding disorderly conduct to ensure that the meeting is conducted in a manner that is fair to all stockholders.

ITEM 1 – ELECTION OF DIRECTORS

Identifying and Evaluating Nominees for Director -  The Governance Committee is responsible for establishing procedures to identify and review the qualifications of all nominees for Board membership.  The Committee considers recommendations of director candidates made by directors, senior management, and the Company’s stockholders.  The Committee applies the same criteria for consideration of stockholder nominees as it does to nominees proposed by other sources.  The Committee may engage an independent search firm to assist the Committee in identifying and evaluating potential director nominees to fill vacancies on the Board.  In 2011, the independent search firm SpencerStuart was paid a fee to assist the Committee in identifying and evaluating potential director nominees.

Stockholders wishing to make a recommendation may do so by contacting the Governance Committee, c/o Brian D. Johnson, Vice President and Corporate Secretary, at 1 Hormel Place, Austin, Minnesota 55912.  Stockholders should send:

1.               Name of the candidate and the candidate’s business and residence addresses;

2.               A resume or biographical sketch of the candidate, which includes the candidate’s principal occupation or employment;

3.               A document(s) evidencing the number of shares of Company stock currently held by the candidate and the candidate’s willingness to serve as a director if elected; and

4.               A signed statement as to the submitting stockholder’s current status as a stockholder, which includes the stockholder’s address and the number of shares of Company stock currently held.

The Committee’s procedures include making a preliminary assessment of each proposed nominee.  Such assessment is based upon the resume and biographical information, an indication of the individual’s willingness to serve, and business experience and leadership skills.  This information is evaluated against the criteria set forth below and the Company’s specific needs at that time.  Based upon a preliminary assessment of the candidates, those who appear best suited to meet the Company’s needs may be invited to participate in interviews, which are used to further evaluate candidates.  On the basis of information learned during this process, the Committee determines which nominees to recommend to the Board.

The three director nominees who joined the Board in September 2011 were recommended to the Committee by various sources and evaluated along with other potential director nominees. Glenn S. Forbes was known to directors and executive officers of the Company through his involvement in the local community and was recommended to the Committee by a retired non-management director of the Company and the independent search firm SpencerStuart.  Stephen M. Lacy was known to directors and executive officers of the Company through his work with a consumer media company and was recommended to the Committee by a retired chief executive officer of the Company and the SpencerStuart firm.  Michael J. Mendes was recommended to the Committee by the SpencerStuart firm and was known to executive officers of the company through his participation at meetings of the Grocery Manufacturers of America.

Director Qualifications –The Governance Committee determines the selection criteria of director nominees based upon the Company’s needs at the time nominees are considered.  In evaluating director candidates, the Committee will consider a candidate’s:

•                  Intellect;

•                  Integrity;

•                  Broad-based experience at the policy-making level in business, government, education or the public interest;

•                  Analytical ability;

•                  Ability to qualify as an independent director;

•                  Ability and willingness to devote time and energy to effectively carry out all Board responsibilities; and

•                  Unique qualifications, skills and experience.

The Committee reviews past performance on the Board for directors seeking reelection.  The Board’s annual self-evaluation process assists the Committee in this review.

The Committee considers the diversity of director candidates and seeks to enhance the overall diversity of the Board.  Each candidate’s diversity in terms of race, gender, national origin and other personal characteristics is considered.  The Committee also assesses each candidate’s contribution to the diversity of the Board in a broader sense, including age, education, experience, skills and other qualifications.  While the Committee carefully considers diversity when evaluating director candidates, it has not adopted a formal diversity policy.

The Committee recommends director nominees to the Board to submit for election at the next Annual Meeting of Stockholders.  The Board selects director nominees based on its assessment and consideration of various factors.  These factors include the current Board profile, the long-term interests of stockholders, the needs of the Company, and the goal of creating an appropriate balance of knowledge, experience and diversity on the Board.

Our Nominees for Director –  Each of our director nominees is well qualified under the criteria described above.  As employees of the Company, Mr. Ettinger and Ms. Feragen do not qualify as independent directors.  Each director nominee brings a variety of qualifications, skills, attributes and experience to the Board of Directors.

A common trait among our director nominees is executive leadership experience with a large company or organization.  Such experience brings a variety of benefits, including an understanding of business management, various business functions and strategic planning.  Other advantages of an executive leadership background include experience with policy making, risk management and corporate governance matters.

Another common characteristic of our director nominees is each has prior service on our Board, although that service is limited for the three director nominees who joined the Board in September 2011.  Each director nominee has a demonstrated record of regular attendance, advance preparation and active participation in Board and Board committee meetings.  Through prior service on the Board committees, our director nominees have demonstrated and further developed expertise relating to the duties assigned to the Board committees.

The biographical information below identifies and highlights additional qualifications, skills, attributes and experience each director nominee brings to the Board.

The Board of Directors recommends a vote FOR each of the 12 director nominees listed below.  The persons named as proxies will vote FOR the election of these 12 nominees to hold office as directors until the next Annual Meeting of Stockholders and until their successors are elected and qualify, unless stockholders specify otherwise.  If any of such nominees become unavailable for any reason, it is intended that the proxies will vote for the election of such substitute persons as may be designated by the Board of Directors.  Directors are elected by a plurality of the votes cast.  The 12 candidates receiving the highest number of votes will be elected.

DIRECTOR NOMINEES

TERRELL K. CREWS, age 56, director since 2007.  Mr. Crews retired from Monsanto Company, an agricultural company, in November 2009.  He served as Executive Vice President, Chief Financial Officer and Vegetable Business CEO for Monsanto Company, from 2007 to 2009, and Executive Vice President and Chief Financial Officer from 2000 to 2007.  Mr. Crews is a member of the Board of Directors of Archer-Daniels-Midland Company, Decatur, Illinois, and Rock Tenn Corporation, Norcross, Georgia, and the Board of Trustees of Freed-Hardeman University, Henderson, Tennessee.  Mr. Crews brings extensive expertise in finance and related functions to the Board, as well as significant knowledge of corporate development, agri-business and international operations.

JEFFREY M. ETTINGER, age 53, director since 2004.  Mr. Ettinger is Chairman of the Board, President and Chief Executive Officer of the Company, serving in that capacity since November 2006.  He was President and Chief Executive Officer from January to November 2006, and President and Chief Operating Officer from 2004 to 2006.  Mr. Ettinger is a member of the Board of Directors of The Toro Company, Bloomington, Minnesota, Grocery Manufacturers of America, Washington, D.C., American Meat Institute, Washington, D.C., Minnesota Business Partnership, Minneapolis, Minnesota, Austin Medical Center Foundation, Austin, Minnesota, and The Hormel Foundation, Austin, Minnesota.  In addition to his exemplary executive leadership of the Company, Mr. Ettinger brings practical finance, marketing and legal expertise to the Board, as well as a deep knowledge of the Company and food industry developed during his 21-year tenure with the Company.

JODY H. FERAGEN, age 55, director since 2007.  Ms. Feragen is Executive Vice President and Chief Financial Officer of the Company.  She was elected to that position in November 2010, and was Senior Vice President and Chief Financial Officer from 2007 to 2010, and Vice President of Finance and Treasurer from 2005 to 2007.  Ms. Feragen is a member of the Board of Directors of Patterson Companies, St. Paul, Minnesota, and the University of North Dakota Foundation, Grand Forks, North Dakota.  Ms. Feragen brings to the Board in-depth expertise in finance and related functions developed during her over 25-year finance career, as well as knowledge of the Company and food industry.

GLENN S. FORBES, M.D., age 64, director since 2011.  Dr. Forbes is Medical Director for Diversified Business Activities for Medical Imaging Services at Mayo Clinic, serving in that capacity since 2010.  Dr. Forbes is also Professor of Radiology, Mayo Clinic College of Medicine, and Consultant in the Department of Diagnostic Radiology at Mayo Clinic, positions he has held since 1990 and 1977, respectively.  Dr. Forbes anticipates he will retire from his current positions with Mayo Clinic on or around January 31, 2012.  Dr. Forbes was Medical Director for State Government Affairs and Public Relations at Mayo Clinic from 2009 to 2010, and Chief Executive Officer, Mayo Clinic-Rochester from 2006 to 2009.  He was a member of the Board of Trustees, Mayo Clinic from 2006 to 2009, and the Board of Governors, Mayo Clinic from 2003 to 2009, and Chair of the Executive Board, Mayo Clinic-Rochester from 2006 to 2009.  Dr. Forbes is Chair of the Board of Directors of the American Board of Radiology Foundation.  Dr. Forbes brings executive leadership experience with a large Minnesota-based health care institution and extensive public policy and corporate governance expertise to the Board.

STEPHEN M. LACY, age 57, director since 2011.  Mr. Lacy is Chairman of the Board, President and Chief Executive Officer of Meredith Corporation, a media and marketing company, a position he has held since 2010. He served Meredith Corporation as President and Chief Executive Officer starting in 2006, President and Chief Operating Officer starting in 2004, President, Publishing Group, and President, Interactive and Integrated Marketing Group, starting in 2000, and Chief Financial Officer starting in 1998.  Mr. Lacy was President, from 1995 to 1997, and Chief Financial Officer, from 1992 to 1995, of Johnson & Higgins, an insurance brokerage firm, and General Manager, from 1990 to 1992, and Chief Financial Officer, from 1988 to 1990, of Commtron Corporation, a distributor of video cassettes and consumer electronics equipment.   He is a member of the Board of Directors of Meredith Corporation, Des Moines, Iowa.  Mr. Lacy brings extensive expertise in finance and consumer product marketing to the Board, as well as ongoing experience as the active Chief Executive Officer of a publicly held company whose stock is traded on the NYSE.

SUSAN I. MARVIN, age 56, director since 2002.  Ms. Marvin is President, Marvin Windows and Doors, a position she has held since 1995.  She is a member of the Board of Directors of The Marvin Companies, Warroad, Minnesota, and the Board of Trustees of the University of Minnesota Foundation, Minneapolis, Minnesota.  Ms. Marvin brings to the Board in-depth expertise on leadership and operations of a large Minnesota-based company and consumer product marketing.

MICHAEL J. MENDES, age 48, director since 2011.  Mr. Mendes is Chairman of the Board, President and Chief Executive Officer of Diamond Foods, Inc., a food company, a position he has held since 2010. He served Diamond Foods, Inc. as President and Chief Executive Officer starting in 1997, Vice President, Sales & Marketing, starting in 1994, and Manager of International Sales starting in 1991.  Mr. Mendes was Manager, International Marketing for Dole Food Company, Inc. from 1989 to 1991.  He is a member of the Board of Directors of Diamond Foods, Inc., San Francisco, California.  Mr. Mendes brings significant expertise in consumer product marketing, international business and corporate development to the Board, as well as ongoing experience as the active Chief Executive Officer of a large publicly held company.

JOHN L. MORRISON, age 66, director since 2003.  Mr. Morrison has served as Managing Director, Goldner Hawn Johnson & Morrison Incorporated, a private equity investment firm, since 1989 and Chairman, Callanish Capital Partners, a private hedge fund, since 2001.  He was Executive Vice President of Pillsbury and Chairman of the U.S. Consumer Foods Group from 1987 to 1989, and President of Pillsbury’s International Group from 1981 to 1987.  Mr. Morrison was a member of the President’s Foreign Intelligence Advisory Board, Washington, D.C., from 2006 to 2009.  He is a member of the Board of Directors of

Andersen Corporation, St. Paul, Minnesota.  Mr. Morrison brings extensive expertise in finance, corporate development, and international business, as well as deep food industry knowledge, to the Board.

ELSA A. MURANO, Ph.D., age 52, director since 2006.  Dr. Murano is Professor of Nutrition & Food Science and President Emerita of Texas A&M University.  She has held that position since June 2009, and was President of Texas A&M University from December 2007 to June 2009, and Texas A&M University Vice Chancellor and Dean of Agriculture, Director of the Texas Agricultural Experiment Station, from 2005 to 2007.  Dr. Murano was Undersecretary for Food Safety, U.S. Department of Agriculture from 2001 to 2004.  Dr. Murano brings preeminent food safety expertise and significant experience in agri-business and regulatory affairs to the Board.

ROBERT C. NAKASONE, age 63, director since 2006.  Mr. Nakasone is the Chief Executive Officer of NAK Enterprises, a family-owned investment and consulting business he has led since 2000.  Mr. Nakasone was Chief Executive Officer, Toys “R” Us, Inc. from 1998 to 1999, President and Chief Operating Officer from 1994 to 1997, Vice Chairman from 1989 to 1993, and President U.S. Toy Stores from 1985 to 1988.  Prior to 1985, he served in multiple senior executive capacities with the Jewel Companies, Inc., including Group Vice President and General Manager of the Jewel Food Stores Midwest Region.  Mr. Nakasone is a member of the Board of Directors of Staples, Inc., Framingham, Massachusetts, and served on the Board of Directors of eFunds Corporation from 2003 until the sale of the company to Fidelity National Information Services, Inc. in 2007.  He is also a member of the Board of Trustees of Claremont McKenna College, Claremont, California, Cottage Health System, Santa Barbara, California, and the “V” Foundation For Cancer Research, Cary, North Carolina.  Mr. Nakasone brings extensive expertise in retail food product marketing and international business development to the Board, as well as experience as the Chief Executive Officer of a large publicly held company.

SUSAN K. NESTEGARD, age 51, director since 2009.  Ms. Nestegard is President, Global Healthcare Sector, Ecolab Inc., a provider of cleaning and sanitizing products and services.  She assumed that position in 2010, and was Executive Vice President, Global Healthcare Sector, from 2008 to 2010, Senior Vice President, Research, Development and Engineering, and Chief Technical Officer, from 2003 to 2008.  Ms. Nestegard also has over 20 years experience with 3M Company in product development, research and development, and business unit management.  Ms. Nestegard brings significant expertise in food safety, research and development, foodservice, and international business to the Board.

DAKOTA A. PIPPINS, age 63, director since 2001.  Mr. Pippins has been President and Chief Executive Officer, Pippins Strategies, LLC, a marketing consulting company, since 2003.  He served as Director of Urban Think Tank and Director of Planning for the Vigilante Division of Leo Burnett, USA, an advertising agency, from 1998 to 2003, Director of Management Institute at New York University from 1990 to 1995, and has been an Adjunct Associate Professor at New York University since 1990.  Prior experience includes various management positions at Citicorp, a banking company, General Foods Corporation, a food company, and Burrell Communications Group, a marketing company.  Mr. Pippins brings to the Board in-depth expertise on consumer product marketing and corporate sustainability, developed both through professional work experience and academia.

No family relationship exists between any of the director nominees or executive officers of the Company.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines which include the following:

•                                          At all times a substantial majority of the Board will be independent, as that term is defined in relevant law and the NYSE listing standards;

•                                          Directors who (1) retire or change their principal employment, (2) reach retirement age of 72, or (3) take action that creates a conflict of interest with the Company, must submit a letter of resignation from the Board.  The Board may accept or reject a letter of resignation.  It is the Board’s general policy that directors will not stand for reelection after reaching age 72;

•                                          The Board and Board committees will conduct annual self-evaluations;

•                                          Directors participate in an annual strategic planning retreat, which provides directors a detailed overview of the Company’s strategic business plans and an opportunity to access senior management of the Company;

•                                          All non-management directors will meet in executive session at least quarterly (the Board’s practice is to meet in executive session after each regularly scheduled meeting);

•                                          The Compensation Committee will evaluate the Chief Executive Officer’s performance annually.  This evaluation is based in part on a self-evaluation by the Chief Executive Officer (“CEO”) which is reviewed by all the nonemployee directors.  The annual evaluation will take into account the CEO’s performance measured against established goals.  After the process has been completed, the Compensation Committee will set the CEO’s compensation and obtain the Board’s ratification of such compensation;

•                                          Directors will have full access to officers and employees of the Company; and

•                                          The Board and each committee have the power to hire independent legal, financial or other advisers, without consulting or obtaining the approval of any officer of the Company.

The Company’s Corporate Governance Guidelines may be found on the Company’s Web site at www.hormelfoods.com under “Investors - Corporate Governance.”

Board Leadership Structure

The Board takes a flexible approach to the issue of whether the offices of Chairman and CEO should be separate or combined.  This approach allows the Board to regularly evaluate whether it is in the best interests of the Company for the CEO or another director to hold the position of Chairman.

Mr. Ettinger has served as both Chairman and CEO of the Company since November 2006.  The Board continues to believe there are important advantages to Mr. Ettinger serving in both roles at this time.  Mr. Ettinger is the director most familiar with our Company’s business and industry and best situated to propose the Board’s agendas and lead Board discussions on important matters.  Mr. Ettinger provides a strong link between management and the Board, which promotes clear communication and enhances strategic planning and implementation of corporate strategies.  Another advantage is the clarity of leadership provided by one person representing the Company to employees, stockholders and other stakeholders.

When the Chairman is not an independent director, the Board believes it may be useful and appropriate to designate a “Lead Director.”  The Governance Committee annually reviews use of the Lead Director position and duties of a Lead Director.  The Lead Director position is held by an independent director elected by the Board of Directors.  John G. Turner was elected the Lead Director effective at the end of the Board meeting held November 23, 2009 and served through the end of the Board meeting held November 21, 2011, when he retired from the Board.  John L. Morrison was elected the Lead Director effective at the end of the Board meeting held November 21, 2011.  The duties of the Lead Director include the following:

•                                          Serve as a liaison between the Chairman and the non-management directors;

•                                          Serve as a liaison among the non-management directors;

•                                          Provide input to the Chairman on the preparation of Board meeting agendas, including content, sequence, and time allocations;

•                                          Have the authority to call meetings of the non-management directors, with advance notice of such meetings to be given to the Chairman;

•                                          Preside at meetings of the Board in the absence of the Chairman;

•                                          Preside at executive sessions of the non-management directors;

•                                          In conjunction with the Governance Committee, take an active role in the Board’s annual self-evaluation; and

•                                          In conjunction with the Compensation Committee, take an active role in the annual evaluation of the CEO.

The independent directors who chair the Company’s Audit, Compensation, Governance and Contingency Committees also provide leadership to the Board in their assigned areas of responsibility.   The Board believes the substantial majority of independent directors on the Board, use of a Lead Director, independent Committee chairs and executive sessions of the non-management directors safeguard the independent governance of the Board.

Code of Ethical Business Conduct

The Company has adopted a Code of Ethical Business Conduct that covers its directors, officers and employees.  This Code of Ethical Business Conduct may be found on the Company’s Web site at www.hormelfoods.com under “Investors - Corporate Governance.”

Stock Ownership Guidelines

The Company’s officers and directors are subject to stock ownership guidelines.   Officers need to hold shares of Company stock with a value equal to their five-year average base salary times a multiple of 1.5 to 5, depending on position.  Directors need to hold shares of Company stock with a value equal to their five-year average annual retainer times a multiple of 4.  For both officers and directors, the required stock ownership value is divided by the five-year average Company stock price, based on fiscal year end prices, to calculate the number of shares to be held.

The value of shares individually owned, held in Company benefit plans, and deferred in the Company’s deferred compensation plans are counted toward the guidelines.   Individual ownership of shares is determined under Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”).   Stock options and restricted shares are not counted toward the guidelines.

Officers and directors have approximately five years from their initial election to comply with the guidelines.  Officers promoted to a level requiring higher stock ownership under the guidelines have five years to achieve compliance.  All officers and directors who are subject to the guidelines are in compliance with the guidelines, except that one director with an initial compliance date of December 31, 2011 has restricted shares that will vest and result in the director achieving compliance on February 1, 2012.

Board Independence

The Company’s Corporate Governance Guidelines require that a substantial majority of the Company’s directors be independent.  The NYSE listing standards require that a majority of the Company’s directors be independent and that the Audit, Compensation and Governance Committees be comprised entirely of independent directors.  The Board of Directors has adopted standards to assist it in making the annual determination of each director’s independence status. These Director Independence Standards are consistent with the NYSE listing standards. The Director Independence Standards are posted on the Company’s Web site at www.hormelfoods.com under “Investors - Corporate Governance.”  A director will be considered “independent” if he or she meets the requirements of the Director Independence Standards and the independence criteria in the NYSE listing standards.

The Board of Directors has affirmatively determined that the following directors have no direct or indirect material relationship with the Company and satisfy the requirements to be considered independent:

Terrell K. Crews	John L. Morrison	Ronald D. Pearson (retired September 30, 2011)

Glenn S. Forbes	Elsa A. Murano	Hugh C. Smith (retired November 21, 2011)

Stephen M. Lacy	Robert C. Nakasone	John G. Turner (retired November 21, 2011)

Susan I. Marvin	Susan K. Nestegard

Michael J. Mendes	Dakota A. Pippins

The Board of Directors also has determined that each of the Company’s Audit, Compensation, Governance and Contingency Committees is composed solely of independent directors.  In making the independence determinations, the Board reviewed all of the directors’ relationships with the Company.  This review is based primarily on a review of the responses of the directors to questions regarding employment, business, family, compensation and other relationships with the Company and its management.  In making the independence determination for Ms. Nestegard, President, Global Healthcare Sector of Ecolab Inc., the Board considered the relationship arising out of the transactions in the ordinary course of business between the Company and Ecolab Inc., a supplier of the Company.  The Board determined that this relationship was not material and did not impair Ms. Nestegard’s independence.  In making the independence determination for Mr. Lacy, Chairman of the Board, President & CEO of Meredith Corporation, the Board considered the relationship arising out of the transactions in the ordinary course of business between the Company, through its advertising agency, and Meredith Corporation, a supplier of the Company.  The Board determined that this relationship was not material and did not impair Mr. Lacy’s independence.  The Board considered that Dr. Forbes previously served on the Rochester Board of Governors, Mayo Clinic and as Chief Executive Officer of Mayo Clinic-Rochester until 2009, where he facilitated collaborative research between Mayo Clinic and the University of Minnesota to take place within the Hormel Institute, and he has continued to serve in various Medical Director capacities at Mayo Clinic since that time.  The Hormel Institute is a research unit of the University of Minnesota.  The Company and the Hormel Foundation have from time to time made contributions to the Hormel Institute, but they do not relate specifically to the collaborative research described above.  The Board also considered the relationship arising out of the transactions in the ordinary course of business between the Company and Mayo Clinic relating to annual medical physicals provided to a designated group of managers and physical therapy services provided to certain employees.  The Board determined that these relationships were not material and did not impair Dr. Forbes’ independence.

Board of Director and Committee Meetings

Board of Directors and Committees -   The Board of Directors conducts its business through meetings of the Board and its committees.  The Board held six meetings during fiscal 2011.  Each director attended at least 75% of the total meetings during the fiscal year of the Board and Board committees on which he or she served.  The Lead Director presides at executive sessions of the nonmanagement directors.

The Board of Directors has established the following Board committees: Audit, Compensation, Governance, and Contingency.   The table below shows membership through November 21, 2011 for each committee and meeting information for fiscal 2011.

Name	Audit Committee(1) (2)	Compensation Committee(3)	Governance Committee(4)	Contingency Committee(1)
Terrell K. Crews	X*	X		X
Susan I. Marvin		X	X	X
John L. Morrison	X	X*		X
Elsa A. Murano	X			X
Robert C. Nakasone		X	X	X
Susan K. Nestegard	X			X
Ronald D. Pearson	X			X
Dakota A. Pippins			X*	X
Hugh C. Smith		X	X	X
John G. Turner		X	X	X*
Total Meetings in Fiscal 2011	11	7	8	1

* Committee Chair

(1)                                  Ronald D. Pearson served on the Audit and Contingency Committees until his retirement from the Board of Directors effective September 30, 2011.

(2)                                  Stephen M. Lacy and Michael J. Mendes joined the Audit Committee effective September 24, 2011, with the Audit Committee having no further meetings in fiscal 2011 after that date.

(3)                                  Michael J. Mendes joined the Compensation Committee effective September 24, 2011, and attended the one Compensation Committee meeting held after that date in fiscal 2011.

(4)                                  Glenn S. Forbes joined the Governance Committee effective September 24, 2011, and attended the one Governance Committee meeting held after that date in fiscal 2011.

The following table shows membership for each committee effective at the end of the Board of Directors meeting held November 21, 2011.

Name	Audit Committee	Compensation Committee	Governance Committee	Contingency Committee
Terrell K. Crews	X*	X		X
Glenn S. Forbes			X	X
Stephen M. Lacy	X			X
Susan I. Marvin		X*	X	X
Michael J. Mendes	X	X		X
John L. Morrison		X	X	X*
Elsa A. Murano	X			X
Robert C. Nakasone		X	X	X
Susan K. Nestegard	X			X
Dakota A. Pippins			X*	X

* Committee Chair

Each of the Audit, Compensation and Governance Committees has adopted and operates under a written charter.  These charters may be found on the Company’s Web site at www.hormelfoods.com under “Investors - Corporate Governance.”

Audit Committee -  Each member of the Audit Committee is financially literate as determined by the Board of Directors.  The Board also determined that Terrell K. Crews and Stephen M. Lacy each is an audit committee financial expert, as defined by the rules of the Securities and Exchange Commission (“SEC”).   The duties of the Audit Committee include the following:

•                  Select and evaluate the performance of the independent registered public accounting firm;

•                  Discuss with the internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits;

•                  Ensure that the independent registered public accounting firm is accountable to the Committee and that the firm has no relationship with management or the Company that would impair their independence;

•                  Review and discuss with management and the external auditors the quarterly and annual financial statements of the Company;

•                  Establish procedures for the handling of complaints received by the Company regarding accounting, internal controls or auditing matters, including the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•                  Provide an open avenue of communication between the internal auditors, the external auditors, Company management and the Board;

•                  Understand the Company’s key areas of risk and assess the steps management takes to manage such risk; and

•                  Oversee the Company’s Code of Ethical Business Conduct, including assessment of the steps management takes to assure the Company’s compliance with all applicable laws and regulations and corporate policies.

Compensation Committee -   The duties of the Compensation Committee include the following:

•                  Establish compensation arrangements for all officers of the Company;

•                  Engage a compensation consultant to review the Company’s compensation programs;

•                  Make recommendations to the Board regarding incentive compensation and equity-based compensation plans, and administer such plans;

•                  Make recommendations to the Board regarding compensation to be paid to the Company’s directors; and

•                  Establish investment policies for the Company’s defined benefit pension plans, and periodically review investments for consistency with those policies.

Governance Committee -   The duties of the Governance Committee include the following:

•                  Establish criteria for new directors and evaluate potential candidates;

•                  Make recommendations to the Board regarding the composition of Board committees;

•                  Make recommendations to the Board regarding the Lead Director position;

•                  Review the Company’s executive succession plans;

•                  Periodically assess the Company’s Corporate Governance Guidelines, as well as the Company’s adherence to them;

•                  Evaluate objectives and policies regarding the Company’s management of its human resources; and

•                  Oversee the annual evaluation of the Board.

Contingency Committee -   The Contingency Committee considers any matters referred to it by the Board.   Such matters would require the deliberation and decision of disinterested and independent directors.

Board Role in Risk Oversight

The Board of Directors takes an active role in risk oversight.  The Board administers its risk oversight function through the full Board and each of its committees.  Management of the Company, which is responsible for day-to-day risk management, maintains an enterprise risk management (“ERM”) process.  The ERM process is designed to identify and assess the Company’s risks globally, and develop steps to mitigate and manage risks.  The Board receives regular reports on the ERM process.

The Board’s oversight of risk includes engaging in an annual strategic planning retreat with senior management, approving annual operating plans and strategic plans, and approving significant transactions.  In addition, the Board receives regular reports on the Company’s overall business, specific business units and financial results, as well as specific presentations on topics relating to risks and risk management.

The Audit Committee assists the Board with its risk oversight in a variety of areas, including financial reporting, internal controls and legal and regulatory compliance.   The Audit Committee has oversight of the Company’s internal audit function and the Company’s Code of Ethical Business Conduct.  The Audit Committee also appoints the independent registered public accounting firm and approves the services it provides to the Company. The Compensation Committee oversees risk in connection with compensation programs, including incentive compensation plans and equity-based plans.  The Governance Committee oversees risk in connection with corporate governance practices.  All of these committees make regular reports of their activities to the full Board.

Policy Regarding Attendance at Annual Meetings

The Company encourages, but does not require, its Board members to attend the Annual Meeting of Stockholders.  Last year ten directors of the Company attended the Annual Meeting of Stockholders.

Board Communication

Interested parties may communicate with the Board of Directors by sending a letter directed to the Board of Directors, nonemployee directors or specified individual directors, addressed to:  Brian D. Johnson, Vice President and Corporate Secretary, 1 Hormel Place, Austin, Minnesota 55912.  All communications, whether signed or anonymous, will be directed to the Lead Director or the Chair of one of the committees based on the subject matter of the communication, or to the nonemployee directors or the specified directors, if so addressed.

COMPENSATION OF DIRECTORS

In fiscal 2011, the Company provided the following elements of compensation to nonemployee directors:

•                  Annual retainer of $70,000, paid half on February 1 and half on August 1;

•                  Additional retainer of $25,000 per year for Lead Director, paid half on February 1 and half on August 1;

•                  Additional retainer of $15,000 per year for chair of the Audit and Compensation Committees, paid half on February 1 and half on August 1;

•                  Additional retainer of $10,000 per year for chair of the Governance Committee, paid half on February 1 and half on August 1;

•                  No meeting fee for attendance at Board meetings;

•                  Meeting fee of $1,000 for attendance in person at each committee meeting;

•                  Meeting fee of $500 for attendance by telephone at each committee meeting;

•                  An award of 4,500 restricted shares of stock on February 1, subject to a one-year restricted period; and

•                  A grant of 6,600 stock options on February 1, with an exercise price equal to the fair market value of one share of the Company’s common stock based on the NYSE closing price at the end of that day ($24.84 on February 1, 2011, as adjusted for the two-for-one stock split approved by stockholders effective February 1, 2011), a ten-year term and vesting six months after the date of grant.

These payments and awards are made on the first business day after February 1 and August 1 if those dates fall on a non-business day.  The number of restricted shares of stock and stock options awarded reflects the two-for-one stock split approved by stockholders effective February 1, 2011.

On September 24, 2011, the Compensation Committee approved a grant to each of the three newly elected directors, Glenn S. Forbes, Stephen M. Lacy and Michael J. Mendes, of a prorated award of 2,250 restricted shares of stock and 3,300 stock options.  These stock options have an exercise price equal to the fair market value of one share of the Company’s common stock based on the NYSE closing price of the stock on September 23, 2011 ($26.88), the last business day prior to the grant.

The award of restricted shares and grant of stock options on February 1, 2011 and September 24, 2011 were made pursuant to the terms of the stockholder-approved 2009 Long-Term Incentive Plan.  Each nonemployee director and the Company entered into a Restricted Stock Award Agreement and a Stock Option Agreement consistent with the 2009 Long-Term Incentive Plan, as applicable.  The restricted shares are subject to a one-year restricted period.  Restricted shares granted in fiscal 2010 and prior years have a five-year restricted period, with immediate vesting upon death, disability, or retirement from the Board, subject to a minimum one-year restricted period.  Directors receive declared dividends on, and are entitled to vote, the restricted shares prior to vesting.  The options have a ten-year term and are exercisable six months after the grant date.

Nonemployee directors may defer all or a portion of retainer and meeting fees under the Company’s Nonemployee Director Deferred Stock Plan.  Deferred fees times 105% are credited as stock units under the plan.  The stock units have the same value as Company common stock and receive dividend equivalents.  Stock units become payable in shares of Company common stock following termination of service as a director.

Directors who are employees of the Company received $100 for each Board meeting they attended prior to May 23, 2011.  On that date, the Compensation Committee eliminated this meeting fee, which had been in place since 1934.  Compensation of employee directors is included in the Summary Compensation Table on page 24.

The Compensation Committee reviews the compensation to be paid to the Company’s nonemployee directors.  The Committee uses a compensation consultant, Pearl Meyer & Partners, to provide advice regarding nonemployee director compensation.  The consultant analyzes each element of director compensation and total director compensation for the same peer group of companies which is used to evaluate executive compensation.  See “How Annual Compensation Decisions are Made” on page

22 for a list of these peer companies.  The Committee reviews the consultant’s report of competitive director compensation and determines whether to recommend to the Board a change in the Company’s nonemployee director compensation.  If such a change is recommended by the Committee, the full Board would then determine whether to ratify the change.

The Compensation Committee’s current policy is to review nonemployee director compensation every other year.  After this process was completed in late 2010, the Company’s nonemployee director compensation policy was modified to provide the elements of compensation described above to nonemployee directors beginning in fiscal 2011.

The fiscal 2011 compensation of our nonemployee directors is shown in the following table.

DIRECTOR COMPENSATION FOR FISCAL 2011

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2) (5)	Option Awards ($)(3) (5)	All Other Compensation ($)(4)	Total ($)
Terrell K. Crews	101,500	111,780	37,224	596	251,100
Glenn S. Forbes	36,000	60,480	17,127	-	113,607
Stephen M. Lacy	35,000	60,480	17,127	-	112,607
Susan I. Marvin	83,500	111,780	37,224	15,225	247,729
Michael J. Mendes	36,000	60,480	17,127	-	113,607
John L. Morrison	101,000	111,780	37,224	8,582	258,586
Elsa A. Murano	80,000	111,780	37,224	-	229,004
Robert C. Nakasone	85,500	111,780	37,224	14,726	249,230
Susan K. Nestegard	80,000	111,780	37,224	899	229,903
Ronald D. Pearson	54,167	111,780	37,224	-	203,171
Dakota A. Pippins	89,500	111,780	37,224	4,946	243,450
Hugh C. Smith	73,833	111,780	37,224	12,613	235,450
John G. Turner	94,167	111,780	37,224	3,886	247,057

(1)                                  Consists of annual retainer, additional retainer for Lead Director and committee chairs, and meeting fees.  Includes amounts voluntarily deferred under the Company’s Nonemployee Director Deferred Stock Plan.

(2)                                  Consists of the aggregate grant date fair value of restricted stock granted to each nonemployee director in fiscal 2011, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (Compensation – Stock Compensation) (“FASB ASC Topic 718”).  4,500 shares of restricted stock were granted to each nonemployee director on February 1, 2011, except for Dr. Forbes, Mr. Lacy and Mr. Mendes, who received a prorated grant of 2,250 shares of restricted stock on September 24, 2011. The grant date fair value is based on the NYSE closing price of our common stock on the grant date.

(3)                                  Consists of the aggregate grant date fair value of stock options granted to each nonemployee director in fiscal 2011, calculated in accordance with FASB ASC Topic 718.  6,600 stock options were granted to each nonemployee director on February 1, 2011, except for Dr. Forbes, Mr. Lacy and Mr. Mendes, who received a prorated award of 3,300 stock options on September 24, 2011.  The grant date fair value is based on the Black-Scholes valuation model.  Assumptions used to calculate these amounts are included in Note A, “Summary of Significant Accounting Policies – Employee Stock Options,” and Note L, “Stock-Based Compensation,” of the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended October 30, 2011.

(4)                                  Consists primarily of dividend equivalents paid on stock units under the Company’s Nonemployee Director Deferred Stock Plan.  Also includes matching gifts to educational institutions made by the Company on behalf of directors as follows: Mr. Nakasone - $10,000; and Dr. Smith - $7,500.  This matching gift program is available to all full-time and retired employees and directors of the Company.

(5)                                  As of October 30, 2011, nonemployee directors held the following number of unexercised stock options and unvested shares of restricted stock:

Name	Unexercised Options (#)	Unvested Shares of Restricted Stock (#)
Terrell K. Crews	33,370	21,232
Glenn S. Forbes	3,300	2,250
Stephen M. Lacy	3,300	2,250
Susan I. Marvin	14,600	24,500
Michael J. Mendes	3,300	2,250
John L. Morrison	63,934	24,500
Elsa A. Murano	42,000	24,500
Robert C. Nakasone	42,000	24,500
Susan K. Nestegard	17,216	11,136
Ronald D. Pearson	33,370	4,500
Dakota A. Pippins	62,600	24,500
Hugh C. Smith	42,000	24,500
John G. Turner	30,600	24,500

AUDIT COMMITTEE REPORT AND
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

Audit Committee Report

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors.  Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls.  The Committee has the sole authority to appoint or replace the Company’s independent registered public accounting firm.  The independent registered public accounting firm reports directly to the Audit Committee.

The Audit Committee has reviewed and discussed the Company’s fiscal year 2011 audited financial statements with management and with Ernst & Young LLP (“Ernst & Young”), the Company’s independent registered public accounting firm. The Audit Committee also has discussed with Ernst & Young the matters required to be discussed under Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received from Ernst & Young the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young its independence from the Company.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the fiscal year 2011 audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended October 30, 2011, for filing with the SEC.

THE AUDIT COMMITTEE(1)

Terrell K. Crews, Chair	John L. Morrison
Stephen M. Lacy	Elsa A. Murano
Michael J. Mendes	Susan K. Nestegard

(1)           Represents committee membership in effect at the November 21, 2011 meeting when the report was approved.

Independent Registered Public Accounting Firm Fees

The following table shows aggregate fees billed to the Company for fiscal years ended October 30, 2011 and October 31, 2010 by Ernst & Young, our independent registered public accounting firm.

	Fiscal 2011	Fiscal 2010
Audit fees	$ 1,370,350	$ 1,322,000
Audit-related fees	$ 132,000	$ 178,000
Tax fees	$0	$0
All other fees	$0	$0

Audit Fees -   Audit fees are for audit of the Company’s financial statements for fiscal years 2011 and 2010.  Audit fees also include reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q.

Audit-Related Fees -   Audit-related fees are for services related to the performance of the audit.  These services consist of benefit plan audits.

Tax Fees -   Tax fees are for services related to tax compliance, tax advice and tax planning.

Audit Committee Preapproval Policies and Procedures

The Audit Committee has adopted policies and procedures requiring preapproval of audit and nonaudit services provided to the Company by the independent registered public accounting firm.  The Committee preapproved all of the services performed by Ernst & Young during fiscal years 2011 and 2010.  The Audit Committee approves all audit and nonaudit fees in advance at each quarterly meeting.

ITEM 2 – RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors appointed Ernst & Young as the independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending October 28, 2012.  Ernst & Young has served as the Company’s public auditors since 1931.

At the Annual Meeting, stockholders will be asked to ratify the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending October 28, 2012.  Stockholder approval of this appointment is not required.  The Board is requesting ratification in order to obtain the views of the Company’s stockholders.  If the appointment is not ratified, the Audit Committee will reconsider its selection.  Representatives of Ernst & Young are expected to be present at the meeting, will be afforded an opportunity to make a statement, and will be available to respond to appropriate questions.

Ratification of this appointment will require the affirmative vote of the majority of the shares of common stock represented in person or by proxy at the meeting.  The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP.  Properly dated and signed proxies will be so voted unless stockholders specify otherwise.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Information as to the persons or groups known by the Company to be beneficial owners of more than five percent of the Company’s common stock, as of December 2, 2011, is shown below:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Hormel Foundation 329 North Main Street, Suite 102L, Austin, Minnesota 55912	127,534,084(1)	48.30%

(1)                                  The Hormel Foundation (“Foundation”) holds 13,089,612 of such shares as individual owner and 114,444,472 of such shares as trustee of various trusts.  The Foundation, as trustee, votes the shares held in trust.  The Foundation has a remainder interest in all of the shares held in trust.  The remainder interest consists of principal and accumulated income in various trusts.  These interests are to be distributed when the trusts terminate upon the death of designated beneficiaries, or upon the expiration of twenty-one years after the death of such designated beneficiaries.

The Foundation was converted from a private foundation to a public foundation on December 1, 1980.  The Certificate of Incorporation and Bylaws of the Foundation provide for a Board of Directors, a majority of whom represent nonprofit agencies to be given support by the Foundation.  Each member of the Board of Directors of the Foundation has equal voting rights. Members of the Board of Directors of the Foundation are: Chair, Gary J. Ray, retired President Protein Business Units of Hormel Foods; Vice Chair, Bonnie B. Rietz, former Mayor of the City of Austin; Secretary, Steven T. Rizzi, Jr., Attorney, Austin; Treasurer, Jerry A. Anfinson, Certified Public Accountant, Austin; Dr. David C. Agerter, Chief Executive Officer and President of Mayo Clinic Health System-Austin; Lt. David D. Amick, Commanding Officer, The Salvation Army of Austin; Mark T. Bjorlie, Executive Director, Young Men’s Christian Association, Austin; Dr. Zigang Dong, Executive Director, The Hormel Institute, Austin, representing the University of Minnesota; Jeffrey M. Ettinger, Chairman of the Board, President and Chief Executive Officer of Hormel Foods; Kermit F. Hoversten, Attorney, Austin; Joel W. Johnson, retired Chairman of the Board of Hormel Foods; David M. Krenz, Superintendent of Austin Public Schools; Mandi D. Lighthizer-Schmidt, Executive Director, United Way of Mower County, Inc.; James R. Mueller, Executive Director, Cedar Valley Services, Inc., Austin; Larry J. Pfeil, retired Vice President of Hormel Foods; John E. O’Rourke, representing the City of Austin; Michael C. Ruzek, representing the Austin Area Foundation; Mahlon C. Schneider, retired Senior Vice President and General Counsel of Hormel Foods; and Robert J. Thatcher, retired Vice President and Treasurer of Hormel Foods, representing the Austin Community Scholarship Committee.

SECURITY OWNERSHIP OF MANAGEMENT

Information as to beneficial ownership of the Company’s common stock by directors, nominees, executive officers of the Company named in the Summary Compensation Table on page 24, and all directors and executive officers of the Company as a group as of December 2, 2011, is shown below:

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Shares(1)	Exercisable Options(2)	Percent of Class
Steven G. Binder(3)(4)	116,369	420,200	*
Richard A. Bross(3)(4)	171,906	528,000	*
Terrell K. Crews	25,232	33,370	*
Jeffrey M. Ettinger(3)(4)(5)	243,089	2,465,200	*
Jody H. Feragen(4)	100,631	407,700	*
Ronald W. Fielding(4)	54,941	110,200	*
Glenn S. Forbes	2,250	-	*
Stephen M. Lacy	2,250	-	*
Susan I. Marvin	98,544	14,600	*
Michael J. Mendes	2,250	-	*
John L. Morrison(3)	49,624	63,934	*
Elsa A. Murano	26,710	42,000	*
Robert C. Nakasone	26,620	42,000	*
Susan K. Nestegard	11,136	17,216	*
Dakota A. Pippins	29,500	54,600	*
All Directors and Executive Officers as a Group (46 persons)(4)	1,804,462	7,383,070	3.38

* One percent or less.

(1)                                  Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares of the Company’s common stock have sole voting and investment powers with respect to the shares.  The shares are not subject to any pledge, except that Mr. Larry L. Vorpahl, an executive officer, has pledged 44,000 shares as collateral for a bank loan.  Holdings are rounded to the nearest full share.

(2)                                  Consists of shares subject to options exercisable on or within 60 days of December 2, 2011.

(3)                                  Includes the following number of shares of the Company’s common stock beneficially owned by members of their respective households:  Mr. Binder – 116,369; Mr. Bross – 37,732; Mr. Ettinger – 965; and Mr. Morrison – 7,000.

(4)                                  Shares listed as beneficially owned include, where applicable, shares allocated to participants’ accounts under the Hormel Tax Deferred Investment Plan A – 401(k), and a pro-rata share of unallocated shares held in the Company’s Joint Earnings Profit Sharing Trust for the benefit of participants.

(5)                                  Does not include any shares owned by The Hormel Foundation.  Mr. Ettinger is a member of the Board of Directors of the Foundation.  Mr. Ettinger disclaims beneficial ownership of all shares owned by the Foundation.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that follows this report. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended October 30, 2011.

THE COMPENSATION COMMITTEE(1)

John L. Morrison, Chair	Robert C. Nakasone
Terrell K. Crews	Hugh C. Smith
Susan I. Marvin	John G. Turner
Michael J. Mendes

(1)           Represents committee membership in effect at the November 21, 2011 meeting when the report was approved.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Overview

The Compensation Committee of the Board of Directors establishes and administers the compensation and benefit programs for executive officers.  The Compensation Committee consists exclusively of nonemployee, independent directors.  The Committee uses a compensation consultant, Pearl Meyer & Partners, to provide compensation advice independent of Company executives.  Pearl Meyer & Partners does not provide any additional consulting services to the Company.  The Committee and their consultant work with senior management to implement and monitor the programs the Committee approves.

The Company’s executive compensation programs are designed to achieve two primary goals:

•                  Attract and retain highly qualified executive officers; and

•                  Incent the behavior of executive officers to create stockholder value.

These two goals are achieved by providing a competitive total compensation program that offers competitive “fixed pay” (i.e., base salary and benefits) along with “variable, performance-based pay” designed to reward performance.

Total compensation for executive officers is leveraged toward incentive compensation rather than base salary.  Incentive compensation is comprised of both short-term and long-term incentives.  An appropriate balance of short-term and long-term incentives assures executive officers are properly balancing the need for consistent annual performance with the need for improved performance over a multi-year timeline.  This compensation balance provides both downside risk and upside opportunity for reward based on Company performance.

The Company’s target pay positioning reflects the strong pay-for-performance philosophy.  The Compensation Committee considers several factors in its review and approval of overall target compensation, including individual experience and performance, internal parity, competitive pay levels, and competitive performance.  In addition to reviewing target pay levels, the Committee also considers the range of potential payouts under the various plans as well as the performance/payout time horizon.  As indicated in the table below, target pay levels and incentive plan leverage are designed to create alignment between actual relative pay and relative performance.  The Committee believes this strategy has allowed the Company to attract and retain a skilled, experienced management team, including the named executive officers (“NEOs”) listed in the Summary Compensation Table on page 24, that has delivered strong, consistent financial performance and returns to stockholders.

Pay Component	Performance Factors	Performance Time Horizon	Performance Leverage	% of Total Target Pay for NEOs
Base Salary, Benefits & Perquisites	Individual performance	Base Salary: current Benefits: long-term	Low	15 – 25%

Operators’ Shares	Company EPS	Annual	Low/Moderate	5 - 10%

Annual Incentive Plan	Company and business unit operating profit and asset management	Annual	Moderate/High	20 – 30%

Long-Term Incentive	Relative total shareholder return performance	3-year performance period	Moderate/High	10 – 20%

Stock Options	Stock price growth	4-year vesting; 10-year term	High	25 – 50%

At the 2011 Annual Meeting of Stockholders, the Company provided stockholders an advisory vote on executive compensation.  The stockholders voted to approve, on an advisory basis, the compensation of the Company’s NEOs, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in the Company’s 2011 annual meeting proxy statement.  The vote was 103,096,861 shares “For” (97.53% of the shares voted), 1,027,575 shares “Against” (0.97% of the shares voted), and 1,589,564 shares “Abstain” (1.50% of the shares voted).

The Committee took into account the result of the stockholder vote in determining executive compensation policies and decisions since the 2011 Annual Meeting of Stockholders.  The Committee viewed the vote as a strong expression of the stockholders’ general satisfaction with the Company’s current executive compensation programs.  While the Committee considered this stockholder satisfaction in determining to continue the Company’s executive compensation programs for fiscal 2012, decisions regarding incremental changes in individual compensation were made in consideration of the factors described below.

Consistent with the stockholders’ preference expressed in voting at the 2011 Annual Meeting of Stockholders, the Company’s Board of Directors determined that an advisory vote on the compensation of the Company’s NEOs will be conducted every two years.  The next such stockholder advisory vote will thus take place at the 2013 Annual Meeting of Stockholders.

Executive Compensation Programs

Executive officer compensation consists of six parts:

•                  Base Salary;

•                  Operators’ Share Incentive Compensation Plan;

•                  Annual Incentive Plan;

•                  Long-Term Incentives;

•                  Stock Incentives; and

•                  Benefits and Perquisites.

Base Salary

Base salary levels are the fixed portion of the executive compensation package. Base salary levels typically represent less than 40% of an executive officer’s total compensation.  Salary levels are based on a combination of factors.  These factors include competitive pay levels, the executive’s experience and tenure, the executive’s responsibilities, the executive’s performance and the Company’s overall annual budget for merit increases.  In keeping with the Company’s desire for a performance-oriented pay program, base salaries are generally below competitive median levels.

Operators’ Share Incentive Compensation Plan

Why Operators’ Shares?

The Hormel Foods Corporation Operators’ Share Incentive Compensation Plan (“Operators’ Share Plan”) is a short-term incentive.  The basic concept of the Operators’ Share Plan structure has been in place since 1932.  The Operators’ Share Plan currently includes 118 employees.

This annual cash incentive plan rewards employee participants for Company financial performance, as measured by earnings per share (“EPS”).  The concept behind the Operators’ Share Plan is that as the EPS of the Company rises over time, so too the executive’s compensation rises.  Improved EPS, over time, results in an increase in the stock price, which improves stockholder value.

How the Plan Works

Upon initial eligibility for plan participation, an employee receives a grant of Operators’ Shares.  Operators’ Shares are phantom units, not actual shares of stock or the right to receive the value of stock.  Operators’ Shares represent the right to receive cash compensation under the Operators’ Share Plan.

Grants of Operators’ Shares to executive officers are determined by the Compensation Committee.  Grants of Operators’ Shares to management employees other than executive officers are determined by the CEO.  Operators’ Shares are awarded at a level that results in competitive total annual cash compensation relative to market pay levels, taking into consideration length of service and performance.

During the year, participants receive “dividend equivalents.”  These are cash payments equal to declared dividends multiplied by the number of Operators’ Shares held.

Following the end of each fiscal year, the Company calculates each participant’s Operators’ Share Plan award.  This is done by multiplying the Company’s annual EPS by the number of Operators’ Shares identified for that participant.  This award is decreased by the total amount of dividend equivalents paid during the year to determine the final Operators’ Shares payment.

Annual Incentive Plan

Why AIP?

The Hormel Foods Corporation Annual Incentive Plan (“AIP”) is a short-term incentive.  The AIP is an annual cash incentive program that rewards participants for the Company’s financial performance.  The AIP rewards achievement of profit objectives and the wise use of assets.  The Committee believes the AIP further aligns performance pay to key drivers of the Company’s financial success.  The AIP currently includes 118 employees.

How the Program Works

Payout under the AIP is based on the achievement of financial goals in relation to the Company’s annual operating plan.  The Chief Executive Officer’s goal is based on earnings before interest and taxes (“EBIT”) for the consolidated Company.  Participants who are heads of one of the Company’s segments (Grocery Products, Refrigerated Foods, Jennie-O Turkey Store, Specialty Foods, and All Other) will have their goal weighted, with two-thirds based on segment profit for their particular segment and one-third based on EBIT for the consolidated Company.  Participants who are heads of one of the business units within a segment (e.g. Meat Products, Foodservice, etc.) will have their goal weighted, with one-third based on profit for their particular business unit, one-third based on segment profit for their segment, and one-third based on EBIT for the consolidated Company.  All other participants will have their goal based on EBIT for the consolidated Company.  Performance goals for EBIT, segment profit, and business unit profit are based on the annual operating plan approved by the Board of Directors, subject to minor adjustments approved by the Board for non-reoccurring items.

Target award amounts under the AIP will vary based on the participant’s position within the Company, and are determined by the Compensation Committee of the Board of Directors.  Performance levels at threshold, target, and maximum, and their associated payout levels are established at the beginning of the fiscal year.  Payouts are a percentage of target as follows:

	EBIT/Segment/Business Unit Profit As a % of Plan	Payout as a % of Target
	> 120%	200%
Maximum	120%	200%
Target	100%	100%
Threshold	80%	50%
	< 80%	0%

Awards are interpolated for EBIT, segment and business unit profit between the discreet percentages.

The AIP modifier is a secondary measure applied to the AIP award.

•                  For all participants, excluding executives in Consumer Products Sales (“CPS”) positions, the modifier is based on asset management.  Asset management is calculated as the average measured assets employed (including accounts receivable, inventories, prepaid expenses, intangible assets, property, plant & equipment, investments, and other assets) as a percentage of the annual operating plan approved by the Board of Directors, subject to minor adjustments approved by the Board for non-reoccurring items.  The asset management modifier may increase or decrease the payout based on EBIT/segment/business unit profit, but cannot zero it out.  Asset management within 95% to 105% of the plan will have no impact on the payout.  Asset management below 95% of the plan will increase the payout by 20%.  Asset management above 105% of the plan will decrease the payout by 20%.

•                  For executives in CPS positions, the modifier is based on the achievement of sales goals.  Performance is measured by sales as a percentage of the annual operating plan.  The CPS sales modifier may increase or decrease the payout based on EBIT/segment/business unit profit, but cannot zero it out.  If sales goals are achieved, there is no impact on the payout.  Performance at or above 115% of the plan will increase the payout by 20%.  Performance at or below 90% of the plan will decrease the payout by 20%.  For performance between 90% and 115% of the plan, the modifier is interpolated between the 20% increase and the 20% decrease.

The maximum payout under the AIP is 200% of the target incentive.  The Compensation Committee retains discretion to reduce the amount of any award payout.

Upon initial eligibility for AIP participation, an employee receives a target annual incentive.  Following the end of each fiscal year, the Company calculates each participant’s AIP award.  The calculation is as follows:

1.     The EBIT/segment/business unit profit payout as a % of target is calculated first.  This is done by utilizing the payout table described above.

2.     The AIP modifier portion of the award is then calculated.  This is done utilizing the AIP modifier procedure described above.

3.     The EBIT/segment/business unit profit payout as a % of target is multiplied by the AIP modifier resulting in the AIP payout percentage.

4.     The target incentive is multiplied by the AIP payout percentage resulting in the AIP award.

For example - CEO AIP award calculation for fiscal 2011:

•                  Mr. Ettinger’s target incentive is $1,315,000

•                  Total Company EBIT payout based on performance

x Total Company asset management modifier performance

= AIP payout percentage of 150%

•                  Mr. Ettinger’s AIP award is:

$1,315,000 target incentive x 150% = $1,972,500

The fiscal 2011 AIP payout percentage varied for the NEOs, based upon the total Company results or their business unit results, as follows:

	Target Incentive	Basis for AIP Incentive Payment		AIP Payout % Including Asset Management Modifier

Jeffrey Ettinger	$1,315,000	100%	Total Company	150%
Jody Feragen	$425,000	100%	Total Company	150%
Steven Binder	$428,000	67%	Refrigerated Foods	120%
		33%	Total Company	150%
Ronald Fielding	$420,000	100%	Total Company	150%
Richard Bross	$375,000	67%	Hormel Foods International	185%
		33%	Total Company	150%

The Total Company, Refrigerated Foods and Hormel Foods International business units’ surpassed their EBIT/segment profit goals for fiscal 2011.  Total Company, Refrigerated Foods and Hormel Foods International met their asset management goals. The resulting payout percentages for these three parts of the business represent this performance.

The Total Company EBIT goal for fiscal 2011 was $681,349,000.   The Total Company’s actual EBIT performance was $737,283,000, which was adjusted to $746,496,000 for minor non-reoccurring items, resulting in 110% achievement of the EBIT goal.  The Total Company asset goal for fiscal year 2011 was $3,110,075,000.  The Total Company’s actual average measured assets employed were $3,088,646,000, which was adjusted to $3,079,272,000 for a minor non-reoccurring item, resulting in 99% achievement of the goal.  Since the actual achievement fell within the 95 to 105% range, no payout modifier was applied.

SEC rules provide that the Company does not have to disclose confidential financial information if doing so would result in competitive harm to the Company.  The quantitative factors identified below are all maintained by the Company as confidential and proprietary information.  The Compensation Committee believes disclosure of such information would result in competitive harm to the Company.  Such harm would be caused by factors including the following:

•                  Segment profit targets and business unit profit targets and results are competitively sensitive information that the Company does not publicly disclose;

•                  Segment and business unit asset management targets and results are competitively sensitive information that the Company does not publicly disclose; and

•                  Business unit sales targets and results are competitively sensitive information that the Company does not publicly disclose.

The target-level goals can be characterized as “strong performance,” meaning that based on historical performance, although attainment of this performance level is uncertain, it can be reasonably anticipated that target performance may be achieved, while the threshold goals are more likely to be achieved and the maximum goals represent more aggressive levels of performance.

Long-Term Incentives

Why Long-Term Incentives?

The Hormel Foods Corporation 2009 Long-Term Incentive Plan (“LTIP”) is administered by the Compensation Committee and is utilized for the Company’s long-term compensation programs.  The LTIP allows the Compensation Committee to grant Company executive officers different types of performance awards conditioned on achievement of objective performance goals.  LTIP performance awards are designed to provide a small group of key employees selected by the Committee with an incentive to maximize stockholder value.  LTIP performance awards granted in fiscal 2011 provide an additional incentive opportunity based on the Company’s long-term “Total Shareholder Return” performance compared to its peers.  The

Committee feels that the relative performance nature of these LTIP awards balances the absolute performance of the stock options, and recognizes the cyclicality of the business.  In other words, if the Company underperforms versus peers in a very strong market, the options may be valuable, but the LTIP awards will be worthless.  Conversely, if the Company outperforms its peers in a very weak market, the options may be worthless, but the LTIP awards would generate a reward.

How the LTIP Awards Work

“Total Shareholder Return” measures the increase in stock price, assuming reinvested dividends.  Each participant, including the NEOs, is given a target dollar award opportunity for the three-year performance period.  Each of the Company’s 32 executive officers in July 2011 received LTIP performance awards.  In selecting participants, and the amount of cash incentive which can be earned by each participant, the Compensation Committee considers various factors.  These factors include the nature of the services rendered by the employee, his or her present and potential contributions to the success of the Company, and the LTIP award as a component of competitive total compensation based on market data.

LTIP award opportunities are typically granted annually.  Since the performance cycle for each award is three years, participants can have up to three annual overlapping three-year LTIPs active at any time. If the Company’s actual Total Shareholder Return for the three-year period is at the 50th percentile of the peer group, then participants earn the target award.  If the Company’s actual Total Shareholder Return ranks highest among the peers, then the award payout equals three times the target opportunity.  No award is paid unless actual Total Shareholder Return is above the 25th percentile of the peers.  Awards will be interpolated for Company performance between the discrete points.  The Compensation Committee retains discretion to reduce the amount of any award payout.  The peer group consists of 20 publicly traded companies in the food industry, listed below.

LTIP Peer Companies
Campbell Soup Company	Hershey Foods Corp.	Sanderson Farms, Inc.
Chiquita Brands International, Inc.	J.M. Smucker Company, Inc.	Sara Lee Corporation
ConAgra Foods, Inc.	Kellogg Company	Seaboard Corporation
Dean Foods Company	Kraft Foods Inc.	Seneca Foods Corporation
Flowers Foods, Inc.	McCormick & Company, Inc.	Smithfield Foods, Inc.
General Mills, Inc.	Pilgrim’s Pride Corporation	Tyson Foods Inc.
H.J. Heinz Company	Ralcorp Holdings, Inc.

Stock Incentives

Why Stock?

The LTIP also allows the Committee to grant different types of equity awards, including stock options, restricted stock and other stock-based awards.  In general, the Committee uses stock options as the primary form of annual equity award.  The Committee favors stock options because the option structure focuses executives on continued stock price improvement.  Stock option grants typically vest equally over a four year period and have a term of ten years. This extended vesting period and term encourage executives to weigh how business decisions made in the near-term affect the Company’s long-term stock price performance.

The Compensation Committee also has built a safeguard into administration of the plan.  Stock options are granted annually, effective as of the first Tuesday of December, except for stock option grants to the CEO.  This practice ensures that option grant dates cannot be manipulated for a more favorable strike price.  The Committee determined to make the CEO’s stock option grants effective the same date as the nonemployee directors’ option grants, February 1.  This date was chosen as it is a fixed date which falls shortly after conclusion of the annual CEO evaluation process.  Options are always granted at the market price of the Company’s stock at the date of grant.  Options thus provide compensation to the optionee only to the extent the market price of the stock increases between the date of grant and the date the option is exercised.  Options are intended to provide long-term compensation tied specifically to increases in the price of the Company’s stock, thereby aligning the financial interests of executives and stockholders.

The Company’s officers are expected to hold Company stock with a value equivalent to 1.5 to 5 times their five year average annual base salary, depending on position.   See “Stock Ownership Guidelines” on page 6 for more information on the Company’s stock ownership guidelines.  Once officers achieve their stock ownership guidelines, there are no other stock holding requirements.

How Awards are Determined

During 2011, 174 members of senior management received a stock option grant.  The Compensation Committee determines, with the assistance of its outside consultant, the amount of options to be granted to executive officers, including the CEO.  The CEO adds his input and recommendations regarding grants to executives (other than himself) and other eligible employees.  The Committee reviews such recommendations and determines all final option grants to all eligible employees.

Option awards generally reflect the Compensation Committee’s assessment of the influence an employee’s position has on stockholder value.  The number of options awarded may vary up or down from prior year awards based on the level of an individual executive officer’s contribution to the Company in a particular year, determined in part on the recommendation of the CEO.  The Committee’s determination of option grants in fiscal 2011 and in past years took into consideration a number of factors.  These factors include past grants to the individual, total compensation level (relative to other executives and relative to market data), contributions to the Company during the last completed fiscal year, potential for contributions in the future, and as a component of competitive total compensation based on market data.

Clawback Policy

The Committee has adopted a “clawback” policy which provides for recoupment of incentive compensation in certain circumstances. If the Company restates its reported financial results for reasons other than a restatement required by a change in applicable accounting standards, the Board will review the bonus and other awards made to the executive officers based on financial results during the period subject to the restatement and, to the extent practicable under applicable law, the Company will seek to recover or cancel any such awards which were awarded as a result of achieving performance targets that would not have been met under the restated financial results.

Pension Plan

The Company maintains noncontributory defined benefit pension plans covering substantially all salaried employees.  Pension benefits for salaried employees are based upon the employee’s highest five years of compensation (as described below) of the last 10 calendar years of service and the employee’s length of service.

The Salaried Employees Pension Plan (“Pension Plan”) provides an annual pension benefit based on the base benefit and supplemental benefit.  The base benefit is 0.95% of the average annual compensation multiplied by the years of benefit service, limited to 40 years, at retirement.  The supplemental benefit is 0.65% of average annual compensation less covered compensation multiplied by the years of benefit service, limited to 35 years.  Average annual compensation is the average of the highest five years of compensation of the last ten completed calendar years at retirement.  For this purpose, annual compensation consists of base salary, Operators’ Share Plan payments and Annual Incentive Plan payments.  Covered compensation is derived from a published table based on year of birth that averages the maximum social security wage bases during the participant’s working life.

The earliest eligible retirement age is 55 years, after completion of 15 years of service.  The base benefit is discounted 0.5% for every month retirement occurs before age 62.  However, an employee may retire with 30 years of service after attaining age 60 and avoid the discount on the base benefit.  The supplemental benefit is multiplied by an adjustment factor which increases from 0.48 at age 55 to 1.00 at age 65.

The Pension Plan was amended in fiscal 2011 to change the benefit formula effective January 1, 2017.   Pension benefits will continue to be based on average annual compensation and utilize covered compensation as a supplemental benefit. The base benefit will be an 8% or 10% credit for each year of service after January 1, 2017.  If the sum of the employee age and years of service as of the beginning of the plan year is 75 or less, the employee receives an 8% base pay credit.  If it is greater than 75 the employee receives a 10% base pay credit.  An annual supplemental credit of 4% for each year is included if average annual compensation is greater than covered compensation at termination of employment.

At termination of employment, the sum of the base pay annual credits is multiplied by the average annual compensation with the result being the base portion of the pension benefit.  The sum of supplemental credits is multiplied by the result of the average annual compensation minus covered compensation with the result being the supplemental portion of the pension benefit.  The pension benefit is payable in a lump sum or an annuity at the choice of the participant.  The earliest retirement age and discount factors were not changed for current participants.

The match in the Company’s Tax Deferred Investment Plan A - 401(k) (“401(k) Plan”) covering these employees will increase effective October 31, 2016 in conjunction with this modification.

Supplemental Executive Retirement Plan

Why have a SERP?

The Hormel Supplemental Executive Retirement Plan (“SERP”) provides an annual pension benefit to a select group of management, including all NEOs, based on the same pension formula as the Pension Plan.  The SERP bases the benefit on compensation that is not allowable in the Pension Plan.  Such compensation includes amounts over the qualified plan compensation limit, currently $245,000, restricted stock awards, and deferrals to nonqualified deferred income plans.  Rather than adding a different measure of value, the SERP merely restores the value executives lose under the Pension Plan (described above) due to government limitations.

Nonqualified Deferred Compensation Plan

Why have a NQDCP?

In the same way that the SERP eliminates the government-imposed limitations on the Pension Plan, the nonqualified deferred compensation plan, the Executive Deferred Income Plan (“NQDCP”), eliminates the government-imposed limitations on the 401(k) Plan.  The Company’s NQDCP permits eligible employees, including all NEOs, to annually defer certain compensation.  This compensation includes base salary, Operators’ Shares dividend equivalents and year-end payments, AIP payments, and long-term incentive payments.  Effective October 31, 2016, the Company will make contributions on behalf of participants for 401(k) match amounts which could not be contributed to the 401(k) Plan because of government-imposed limitations.  The Company also may make discretionary contributions to the participant’s deferral accounts.

Deferrals of cash compensation are credited with deemed investment gains and losses.  Similar to a 401(k) plan, the participant may choose from a number of investments, none of which provide above-market interest rates.  Payments under the NQDCP are made on the date(s) selected by each participant in accordance with the terms of the plan or on such other date(s) as specified in the plan.  Payments relating to deferrals of cash compensation are paid in cash.

In connection with the NQDCP, the Company has created a grantor trust, commonly known as a “rabbi trust.”  The Company is under no obligation to further fund this trust and would do so only at its discretion.  The assets of the trust are intended to be used to pay benefits under the plan, but the assets of the trust are subject to the claims of general creditors of the Company.

The Compensation Committee believes that the SERP and the NQDCP together provide a competitive retirement package for executives that is consistent with the retirement benefits provided to all Company employees.

Survivor Income Protection Plan

Why have a SIPE?

The Hormel Survivor Income Plan for Executives (“SIPE”) is provided in addition to the life insurance plan which is available to all salaried employees.  As with the qualified pension plans, there are limits on the levels of insurance provided under the broad-based plan.  The Company offers the SIPE to provide a death benefit commensurate with the income levels of the participants.  The SIPE is available to a designated group of management employees, including all NEOs.

The SIPE pays a benefit to the employee’s spouse or dependent child of 60% of average salary (based on a five-year average) for up to 20 years if the eligible employee died while actively employed.  If the payment is made to a beneficiary instead of a spouse or dependent child, the maximum duration is five years (for participants joining the SIPE in 2000 or after) or 20 years (for participants joining the SIPE prior to 2000).  If the eligible employee died after retirement, payment to the spouse or dependent child is 1% per year of service up to 40% of average salary for 15 years.  If the payment is made to a beneficiary, not to a spouse or dependent child, the maximum duration is five years (for participants joining the SIPE in 2000 or after) or ten years (for participants joining the SIPE prior to 2000).  The SIPE was amended in fiscal 2009 to discontinue the post-retirement benefit for new officers effective on or after October 26, 2009.

Perquisites

The Company provides limited perquisites to its executive officers.  The Company maintains two corporate aircraft, but executive use of the aircraft is strictly limited to business purposes.

The Company maintains a condominium in Vail, Colorado.  The condominium is made available to 143 members of senior management as a vacation destination.  Of this group, 61 managers used the condominium in fiscal 2011.  The taxable value of the use of this property is charged as taxable income to the employee, in accordance with IRS regulations.

The Company provides cars to executive officers.  Due to business travel needs, the Company has chosen to provide a Company car in lieu of paying mileage for the use of a personal vehicle.  The annual taxable value of the vehicle is charged as taxable income to the employee, in accordance with IRS regulations.

The Company provides a designated group of managers, including executive officers, an annual medical physical.  Assuring these key managers are in good health minimizes the chance business operations will be interrupted due to an unexpected health condition.

How Annual Compensation Decisions are Made

The Compensation Committee reviews and approves recommendations for pay changes for the CEO, each of his 10 direct reports and a group of 23 additional executive officers who hold key positions within the Company.  Each year, the Committee asks its outside consultant to update the competitive analysis for each of these positions.

For the NEOs, the consultant develops “market consensus” data using both a peer group of companies similar to the Company in size and industry (listed below) and a combination of several compensation surveys.  The use of peer group data (1) provides the Compensation Committee with more specific information regarding market practices than is available from surveys and (2) allows the Committee to compare the Company’s relative pay positioning in relation to the Company’s relative performance positioning to ensure a proper pay-for-performance alignment.  The use of survey data (1) provides information based on specific position responsibilities rather than pay level and (2) provides pay information for positions that fall below the NEOs.  The consultant works with the Company’s Vice President - Human Resources to ensure a proper understanding of the roles, responsibilities and revenue scope of each position reviewed.

Hormel Foods Pay and Performance Peer Group
Campbell Soup Company		McCormick & Company, Inc.
Chiquita Brands International, Inc.		Pilgrim’s Pride Corporation
ConAgra Foods, Inc.		Sanderson Farms, Inc.
Dean Foods Company		Sara Lee Corporation
General Mills, Inc.		Seaboard Corporation
H.J. Heinz Company		Seneca Foods Corporation
Hershey Foods Corp.		Smithfield Foods, Inc.
J.M. Smucker Company, Inc.		Tyson Foods Inc.
Kellogg Company
2010/2011 Data ($ in millions)	Hormel Foods	25th Percentile	Median	75th Percentile
Revenues	$7,221	$4,386	$7,676	$12,123
Market Capitalization	$6,116	$1,610	$5,862	$10,609

The companies in this Pay and Performance Peer Group are different than the LTIP Peer Companies because the purpose of each list is different.  The Pay and Performance Peer Group consists of food companies which are more similar in size to the Company.  This makes them a better match to use for compensation comparison purposes.  The LTIP Peer Companies are a broader group of food companies which are publicly traded, allowing for determination of total shareholder return.  Since total shareholder return is not dependent on company size, a broader group of companies can be included.   This broader group assures there will be a sufficient number of comparison companies at the end of the three-year LTIP performance cycle if some of the companies are eliminated by acquisition, bankruptcy, or similar events.

Upon completing the competitive analysis, the consultant provides the Compensation Committee with a report of the relative pay and performance findings.  Based on the results of this analysis, the Committee discusses strategic goals for the program and establishes broad parameters for annual pay decisions, including desired changes in overall pay mix.  The consultant then works with the CEO and the Committee Chair to develop an initial set of recommendations for annual pay decisions, consistent with the guidelines established by the Committee.  The consultant presents preliminary recommendations to the CEO and Chair based on each executive’s market positioning and relative internal positioning.  The CEO and Chair then modify those recommendations based on their assessment of each individual’s performance and contribution.  The initial results are then submitted to the Committee for review and discussion.  Based on the Committee discussion, modifications are made to the initial recommendations, as appropriate, and the Committee approves the final recommendations at a subsequent meeting.  The CEO does not participate in the Committee’s process for establishing the CEO’s compensation.

For fiscal year 2011, the Compensation Committee approved salary increases and any changes to Operators’ Shares grants, AIP award target amounts, LTIP award target amounts and stock option grants for the NEOs and other key executives.  The Compensation Committee reviewed the components of each NEO’s compensation and rebalanced the components for Mr. Ettinger and Mr. Bross to achieve the desired pay mix.  The resulting fiscal 2011 compensation levels for the NEOs are detailed in the Summary Compensation Table on page 24 and the supporting tables that follow.  At target performance, each

NEO’s total direct compensation (total cash compensation plus long term compensation) will be between the 50th and 75th percentile of market consensus data, except that Mr. Bross’ total direct compensation will be above the 75th percentile of market consensus data.

The Compensation Committee considers the positioning of NEO compensation appropriate in light of the experience, expertise, responsibilities and performance of these five individuals.

Tax Deductibility

Compensation decisions for our executive officers are made with full consideration of the tax implications, including deductibility under Section 162(m) of the Internal Revenue Code.  Section 162(m) limits the deductibility of compensation paid to certain executive officers in excess of $1 million annually, but excludes “performance-based compensation” from this limit.

Our stockholders have approved the Company’s Operators’ Share Plan and LTIP for the purpose of qualifying those plans as performance-based compensation under Section 162(m).  The Compensation Committee believes that compensation paid pursuant to these plans will be deductible, except for dividend equivalents paid under the Operators’ Share Plan.  Such dividends may not be deductible in full for any NEO in a given year.

ANALYSIS OF RISK ASSOCIATED WITH OUR COMPENSATION PLANS

In making decisions regarding compensation program design and pay levels, our Compensation Committee and senior management consider many factors, including any potential risks to the Company and its stockholders.  Although a significant portion of our executives’ compensation is performance-based and “at-risk,” we believe the Company’s compensation plans are appropriately structured and are not reasonably likely to have a material adverse effect on the Company.

Senior management, with the oversight of the Committee, implements and administers the compensation program for all employees of the Company other than the executive group.

The Committee, with the assistance of its independent outside consultant, oversees all aspects of the executive compensation program including:

•                  Approval of the companies included in the peer group for comparison purposes;

•                  Review and approval of threshold, target and performance goals for short- and long-term incentives;

•                  Approval of all equity grants; and

•                  Approval of all pay actions for senior executives (currently 34 incumbents).

Specifically, the Committee notes the following design features that mitigate potential risk:

1.               Our short-term variable pay consists of two programs that provide a strong balance of performance measures:

•                  The Operators’ Share Plan rewards absolute company-wide EPS performance.  The plan ties all participants to the results of the total company and the award levels are not subject to budget “negotiations”;

•                  The AIP rewards the achievement of operating income and asset management relative to Committee-approved goals;

▪                  The inclusion of asset management discourages decisions designed to boost short-term results;

▪                  Including both company-wide and division measures creates a balance between focus on overall results and a tangible pay-for-performance relationship for division executives; and

▪                  The cap on annual payouts mitigates the risk of excessive rewards for temporary, unsustainable results.

2.               Our long-term incentive structure consists of two programs that balance absolute and relative shareholder value creation over a multi-year period:

•                  The LTIP performance awards program rewards relative total shareholder return over a three-year performance period;

▪                  The relative nature of the measurement mitigates the risk of overpayment for absolute performance that lags industry expectations;

•                  The Stock Option grants vest over a four-year period and provide reward for the achievement of absolute stock price performance;

▪                  Multi-year vesting of options mitigates the risk that executives can reap excessive rewards from temporary stock price increases;

•                  In addition, executives (and directors) are subject to stock ownership guidelines, which require minimum stock holdings for the duration of the executives’ employment; and

•                  Further, the multi-year nature of both plans also serves as a retention tool, mitigating the risk of unwanted executive turnover.

COMPENSATION OF NAMED EXECUTIVE OFFICERS (NEOs)

The following tables and narrative disclosure should be read in conjunction with the Compensation Discussion and Analysis, which presents the objectives of our executive compensation and benefit programs.  The table below presents compensation for individuals who served as Chief Executive Officer and Chief Financial Officer and for the other three most highly compensated executive officers who were serving as executive officers at the end of fiscal 2011.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value ($)(4)	All Other Compensation ($)(5)	Total ($)
Jeffrey M. Ettinger	2011	991,490	250	-	3,948,000	3,958,595	1,983,182	64,905	10,946,422
Chairman, President	2010	989,430	-	-	3,335,500	4,580,091	1,488,089	57,416	10,450,526
and Chief Executive Officer	2009	956,040	-	-	2,366,000	2,903,175	915,123	56,049	7,196,387
Jody H. Feragen	2011	425,620	250	-	823,500	1,417,086	359,008	33,950	3,059,414
Executive Vice President and	2010	413,400	-	-	668,250	1,218,609	238,213	34,977	2,573,449
Chief Financial Officer	2009	380,920	-	-	411,000	648,945	123,122	32,605	1,596,592
Steven G. Binder	2011	368,940	250	-	603,900	1,251,005	712,573	38,446	2,975,114
Executive Vice President and	2010	335,075	-	-	490,050	1,199,391	436,288	35,518	2,496,322
President, Hormel Business Units	2009	318,530	-	-	246,600	592,400	381,189	39,634	1,578,353
Ronald W. Fielding	2011	358,110	250	-	603,900	1,324,605	406,919	33,232	2,727,016
Executive Vice President	2010	348,145	-	-	490,050	1,038,391	328,403	34,683	2,239,672
	2009	333,170	-	-	301,400	669,438	244,022	37,673	1,585,703
Richard A. Bross	2011	329,404	250	-	603,900	1,182,333	609,147	31,779	2,756,813
Group Vice President

(1)                                  Includes amounts voluntarily deferred under the Company’s Tax Deferred Investment Plan A - 401(k) and the Executive Deferred Income Plan.

(2)                                  Consists of the aggregate grant date fair value of stock options granted during the fiscal year, calculated in accordance with FASB ASC Topic 718.  The grant date fair value is based on the Black-Scholes valuation model.  Assumptions used to calculate these amounts are included in Note A, “Summary of Significant Accounting Policies — Employee Stock Options,” and Note L, “Stock-Based Compensation,” of the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended October 30, 2011.

(3)                                  For fiscal 2011, consists of Operators’ Share Incentive Compensation Plan and Annual Incentive Plan payments earned in fiscal 2011, the majority of which were paid subsequent to fiscal year end, and payouts under the October 13, 2008 to June 23, 2011 LTIP performance awards, as shown in the first table below.  For the LTIP performance period ended June 23, 2011, the Company’s Total Shareholder Return was at the 90.5 percentile, resulting in a payout at 205% of the target awards.  For fiscal 2010, consists of Operators’ Share Incentive Compensation Plan and Annual Incentive Plan payments earned in fiscal 2010, the majority of which were paid subsequent to fiscal year end, and payouts under the October 13, 2008 to June 17, 2010 LTIP performance awards, as shown in the second table below. For fiscal 2009, consists entirely of Operators’ Share Incentive Compensation Plan payments earned in such fiscal year, the majority of which was paid subsequent to fiscal year end.  Includes amounts voluntarily deferred under the Executive Deferred Income Plan.

Name	Fiscal 2011 Operators’ Share Plan Payment ($)	Fiscal 2011 Annual Incentive Plan Payment ($)	LTIP (10/08 – 6/11) Payout ($)	Fiscal 2011 Total Non-Equity Incentive Plan Compensation ($)
Jeffrey M. Ettinger	348,000	1,972,500	1,638,095	3,958,595
Jody H. Feragen	165,300	637,500	614,286	1,417,086
Steven G. Binder	182,700	556,400	511,905	1,251,005
Ronald W. Fielding	182,700	630,000	511,905	1,324,605
Richard A. Bross	174,000	650,000	358,333	1,182,333

Name	Fiscal 2010 Operators’ Share Plan Payment ($)	Fiscal 2010 Annual Incentive Plan Payment ($)	LTIP (10/08 – 6/10) Payout ($)	Fiscal 2010 Total Non-Equity Incentive Plan Compensation ($)
Jeffrey M. Ettinger	620,500	2,650,500	1,309,091	4,580,091
Jody H. Feragen	138,700	589,000	490,909	1,218,609
Steven G. Binder	153,300	637,000	409,091	1,199,391
Ronald W. Fielding	153,300	476,000	409,091	1,038,391

(4)                                  Consists of the annual increase in the actuarial present value of accumulated benefits under the Pension Plan and the SERP.  In accordance with SEC rules, the present value was determined using the same assumptions applicable for valuing pension benefits for purposes of our financial statements. See “Pension Benefits” on page 28. The NEOs had no above-market or preferential earnings on deferred compensation.

(5)                                  All other compensation, including perquisites and other personal benefits, consists of the following:

ALL OTHER COMPENSATION

Name	Year	Joint Earnings Profit Sharing ($)(a)	Director Fees ($)(b)	Company 401k Match ($)(c)	Use of Company Car ($)(d)	Use of Company Properties ($)(e)	Air Lounge Member -ship ($)(f)	Physical Exams ($)(g)	Total ($)
Jeffrey M. Ettinger	2011	42,317	300	900	13,907	-	-	7,481	64,905
	2010	41,625	600	900	11,982	-	-	2,309	57,416
	2009	40,537	600	900	11,733	-	-	2,279	56,049
Jody H. Feragen	2011	18,007	300	900	11,244	-	-	3,499	33,950
	2010	17,716	600	900	9,897	-	298	5,566	34,977
	2009	16,316	600	900	11,805	-	298	2,686	32,605
Steven G. Binder	2011	15,609	-	900	14,488	4,717	320	2,412	38,446
	2010	14,175	-	900	14,053	3,969	320	2,101	35,518
	2009	13,578	-	900	11,461	4,467	298	8,930	39,634
Ronald W. Fielding	2011	15,444	-	-	14,572	-	208	3,008	33,232
	2010	14,730	-	-	13,275	-	208	6,470	34,683
	2009	14,104	-	900	16,286	-	208	6,175	37,673
Richard A. Bross	2011	14,168	-	900	14,404	-	-	2,307	31,779

(a)                                  Consists of Joint Earnings Profit Sharing distributions for each fiscal year that were authorized and paid subsequent to fiscal year end.  Company Joint Earnings Profit Sharing distributions may be authorized by the Board of Directors in its discretion based on Company profits.  The total amount of Company distributions declared available to all participants by the Board is allocated in the same proportion as each person’s base weekly wage bears to the total base wage for all eligible persons.  Distributions to the NEOs are calculated using the same formula as is used for all eligible employees.  Distributions to the NEOs include both a contribution to the Joint Earnings Profit Sharing Trust and a Joint Earnings profit sharing cash payment.

(b)                                 Consists of employee director fee payments of $100 for each Board of Directors meeting attended prior to May 23, 2011.  On that date, the Compensation Committee eliminated this meeting fee.

(c)                                  Consists of Company matching payments under the Hormel Tax Deferred Investment Plan A - 401(k).  This matching payment, in the same amount, is available to all other eligible employees.

(d)                                 Consists of the aggregate incremental cost to the Company of a vehicle provided to the NEO for business and personal use.   This cost includes the depreciation expense of the vehicle, and insurance, license, fuel and maintenance costs.

(e)                                  Consists of the aggregate incremental cost to the Company of use of a Company-owned condominium in Vail, Colorado.  This cost is the total costs of the property allocated between the two units in the condominium and then divided by the number of weeks the units are available for use.  Costs of the property include property management, insurance, utilities, remodeling, repairs and property taxes.

(f)                                    Consists of reimbursements paid by the Company for air travel lounge membership expenditures.  Such expenditures are allocated evenly over the term of the membership.

(g)                                 Consists of costs of physical medical examinations paid by the Company.

The following table describes each stock option and non-equity incentive plan award made to an NEO in fiscal 2011.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2011

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of	Exercise or	Grant Date Fair Value of Stock
		Award Approval	Operators’ Shares(1)	Threshold	Target	Maximum	Securities Underlying Options	Base Price of Option Awards	and Option Awards
Name	Grant Date	Date	(#)	($)	($)	($)	(#)	($/Sh.)	($)
Jeffrey M. Ettinger		1/11/2011(1)	200,000		292,000
		1/11/2011(2)		657,500	1,315,000	2,630,000
	2/1/2011(3)	1/11/2011					700,000	24.84	3,948,000
		7/25/2011(4)		625,000	1,250,000	3,750,000
Jody H. Feragen		11/22/2010(1)	95,000		138,700
		11/22/2010(2)		212,500	425,000	850,000
	12/7/2010(3)	11/22/2010					150,000	24.96	823,500
		7/25/2011 (4)		150,000	300,000	900,000
Steven G. Binder		11/22/2010(1)	105,000		153,300
		11/22/2010(2)		214,000	428,000	856,000
	12/7/2010(3)	11/22/2010					110,000	24.96	603,900
		7/25/2011(4)		125,000	250,000	750,000
Ronald W. Fielding		11/22/2010(1)	105,000		153,300
		11/22/2010(2)		210,000	420,000	840,000
	12/7/2010(3)	11/22/2010					110,000	24.96	603,900
		7/25/2011 (4)		125,000	250,000	750,000
Richard A. Bross		11/22/2010(1)	100,000		146,000
		11/22/2010(2)		187,500	375,000	750,000
	12/7/2010(3)	11/22/2010					110,000	24.96	603,900
		7/25/2011 (4)		87,500	175,000	525,000

(1)                              The “Operators’ Shares” column discloses the number of Operators’ Shares granted to each NEO for fiscal 2011.  The “target” column shows the estimated possible Operators’ Share payment for fiscal 2011 based on fiscal 2010 EPS of $1.46 (as adjusted for the two-for-one stock split approved by stockholders effective February 1, 2011).  In accordance with SEC rules, this estimated possible payment is based on the previous fiscal year’s performance since the fiscal 2011 EPS results are not determinable when the award is made at the beginning of fiscal 2011.  The actual Operators’ Share payment earned in fiscal 2011 for each NEO based on fiscal 2011 EPS of $1.74 was paid subsequent to fiscal year end and is included under “Non-Equity Plan Incentive Compensation” in the Summary Compensation Table on page 24.  See “Operators’ Share Incentive Compensation Plan” on page 16 for a description of Operators’ Shares.

(2)                                  Consists of AIP performance awards granted in fiscal 2011. These awards include target amounts and are subject to threshold and maximum payouts under the AIP.  The actual AIP payment earned in fiscal 2011 for each NEO was paid subsequent to fiscal year end and is included under “Non-Equity Plan Incentive Compensation” in the Summary Compensation Table on page 24.  See “Annual Incentive Plan” on page 16 for a description of the AIP and AIP payouts for fiscal 2011.

(3)                                  Consists of stock options granted under the Company’s 2009 Long-Term Incentive Plan.  The number of securities underlying the stock options and exercise price are as adjusted for the two-for-one stock split approved by stockholders effective February 1, 2011.  These options vest at 25% per year on the anniversary of the grant date.  The grant date fair value is included under “Option Awards” in the Summary Compensation Table on page 24.    See Potential Payments Upon Termination on page 30 for a discussion of how equity awards are treated under various termination scenarios.

(4)                                  Consists of LTIP performance awards made in fiscal 2011.  An adjustment in Mr. Ettinger’s target amount was approved on November 21, 2011 to reflect the amount intended to be awarded to him on July 25, 2011. The performance period is June 10, 2011 through the 20th trading day after the Company’s 2nd fiscal quarter 2014 earnings release, ending June 30, 2014 at the latest.  The actual cash amounts payable at the end of the performance period under these LTIP performance awards, if any, cannot be determined because the amount earned will be based on the Company’s future performance and the future performance of the peer group.  See “Long-Term Incentives” on page 18 for a description of the LTIP awards and potential payouts for LTIP awards.

The following table summarizes the total outstanding equity awards as of October 30, 2011 for each of the NEOs.

OUTSTANDING EQUITY AWARDS AT FISCAL 2011 YEAR END

	OPTION AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)(2) (3)	Option Exercise Price ($)(1)	Option Expiration Date
Jeffrey M. Ettinger	90,000		$13.465	12/2/2013
	250,000		$15.035	12/7/2014
	500,000		$16.37	12/6/2015
	500,000		$19.355	12/5/2016
	200		$18.705	1/8/2017
	450,000	150,000	$20.07	12/4/2017
	350,000	350,000	$15.195	2/2/2019
	175,000	525,000	$19.56	2/1/2020
		700,000	$24.84	2/1/2021
Jody H. Feragen	90,000		$19.355	12/5/2016
	200		$18.705	1/8/2017
	97,500	32,500	$20.07	12/4/2017
	37,500	75,000	$12.63	12/2/2018
	37,500	112,500	$19.125	12/1/2019
		150,000	$24.96	12/7/2020
Steven G. Binder	90,000		$16.37	12/6/2015
	90,000		$19.355	12/5/2016
	200		$18.705	1/8/2017
	67,500	22,500	$20.07	12/4/2017
	45,000	45,000	$12.63	12/2/2018
	27,500	82,500	$19.125	12/1/2019
		110,000	$24.96	12/7/2020
Ronald W. Fielding	200		$18.705	1/8/2017
		27,500	$20.07	12/4/2017
		55,000	$12.63	12/2/2018
		82,500	$19.125	12/1/2019
		110,000	$24.96	12/7/2020
Richard A. Bross	85,000		$15.035	12/7/2014
	84,000		$16.37	12/6/2015
	84,000		$19.355	12/5/2016
	82,500	27,500	$20.07	12/4/2017
	55,000	55,000	$12.63	12/2/2018
	27,500	82,500	$19.125	12/1/2019
		110,000	$24.96	12/7/2020

(1)           The number of securities underlying all unexercised options and exercise price are as adjusted for the two-for-one stock split approved by stockholders effective February 1, 2011.

(2)           Stock option grants generally vest in four equal annual installments, starting with one-fourth of the grant vesting on the first anniversary of the grant date.  The stock options have a term of ten years.  The grant date is thus ten years prior to the option expiration date shown in this table.   Specific vesting dates are listed in footnote 3 below. See Potential Payments Upon Termination on page 30 for a discussion of how equity awards are treated under various termination scenarios.

(3)           The table below shows the vesting schedule for all unexercisable options.  These options vest on the anniversary of the grant date in the year indicated.  For example, the December 7, 2010 option grant for Ms. Feragen vested as to 37,500 shares on December 7, 2011 and will vest as to 37,500 shares on each of December 7, 2012, December 7, 2013 and December 7, 2014.

VESTING SCHEDULE FOR UNEXERCISABLE OPTIONS

Name	Option Grant Date	Vested in December 2011	Will Vest in 2012	Will Vest in 2013	Will Vest in 2014	Will Vest in 2015
Jeffrey M. Ettinger	12/4/2007	150,000
	2/2/2009	0	175,000	175,000
	2/1/2010	0	175,000	175,000	175,000
	2/1/2011	0	175,000	175,000	175,000	175,000
Jody H. Feragen	12/4/2007	32,500
	12/2/2008	37,500	37,500
	12/1/2009	37,500	37,500	37,500
	12/7/2010	37,500	37,500	37,500	37,500
Steven G. Binder	12/4/2007	22,500
	12/2/2008	22,500	22,500
	12/1/2009	27,500	27,500	27,500
	12/7/2010	27,500	27,500	27,500	27,500
Ronald W. Fielding	12/4/2007	27,500
	12/2/2008	27,500	27,500
	12/1/2009	27,500	27,500	27,500
	12/7/2010	27,500	27,500	27,500	27,500
Richard A. Bross	12/4/2007	27,500
	12/2/2008	27,500	27,500
	12/1/2009	27,500	27,500	27,500
	12/7/2010	27,500	27,500	27,500	27,500

The following table summarizes the option awards exercised during fiscal 2011 for each of the NEOs.

OPTION EXERCISES FOR FISCAL 2011

Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized Upon Exercise ($)(2)
Jeffrey M. Ettinger	-	-
Jody H. Feragen	40,000	356,000
Steven G. Binder	90,000	1,094,700
Ronald W. Fielding	435,000	4,356,788
Richard A. Bross	80,200	1,271,079

(1)           The number of shares acquired on exercise is as adjusted for the two-for-one stock split approved by stockholders effective February 1, 2011.

(2)           Amount is the difference between the market price (NYSE prior day closing price) of the Company stock at the time of exercise and the exercise price of the options.

The following table shows present value of accumulated benefits that NEOs are entitled to under the Pension Plan and SERP.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Jeffrey M. Ettinger	Pension Plan	21-11/12	405,917	-
	SERP	21-11/12	5,864,800	-
Jody H. Feragen	Pension Plan	11-1/12	253,314	-
	SERP	11-1/12	687,266	-
Steven G. Binder	Pension Plan	32-4/12	630,166	-
	SERP	32-4/12	1,942,182	-
Ronald W. Fielding(1)	Pension Plan	17-10/12	441,637	-
	SERP	17-10/12	1,299,860	-
Richard A. Bross(1)	Pension Plan	38-5/12	1,034,404	-
	SERP	38-5/12	2,638,094	-

(1)           Mr. Fielding and Mr. Bross are eligible for early retirement under both the Pension Plan and the SERP.   Early retirement provisions of these plans are described under “Pension Plan” on page 20 and “Supplemental Executive Retirement Plan” on page 21.

In accordance with SEC rules, the present value of accumulated benefits that NEOs are entitled to under these plans was determined using the same assumptions applicable for valuing pension benefits for purposes of our financial statements. See Note I, “Pension and Other Post-retirement Benefits,” of the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended October 30, 2011.  The material terms of these plans are described under “Pension Plan” on page 20 and “Supplemental Executive Retirement Plan” on page 21.

The following table shows information about each NEO’s participation in the Company’s Executive Deferred Income Plan.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last Fiscal Year ($)(1)	Company Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at October 30, 2011 ($)(1)
Jeffrey M. Ettinger	1,019,048	-	(95,544)	-	4,730,525
Jody H. Feragen	-	-	50,084	-	2,121,512
Steven G. Binder	70,461	-	43,002	-	1,055,118
Ronald W. Fielding	-	-	117,498	-	3,607,666
Richard A. Bross	364,396	-	98,984	-	3,854,916

(1)           The following table identifies amounts that have already been reported as compensation in our Summary Compensation Table for the current and prior years:

Name	Amount of Fiscal 2011 Contributions and Earnings Reported as Compensation in Fiscal 2011 Summary Compensation Table ($)	Amounts in “Aggregate Balance at October 31, 2011” Column Reported as Compensation in Summary Compensation Tables for Prior Years ($)
Jeffrey M. Ettinger	1,019,048	2,988,736
Jody H. Feragen	-	1,834,245
Steven G. Binder	70,461	650,377
Ronald W. Fielding	-	2,374,486
Richard A. Bross	364,396	2,648,671

The material terms of the Company’s Executive Deferred Income Plan are described under “Nonqualified Deferred Compensation Plan” on page 21.

POTENTIAL PAYMENTS UPON TERMINATION

Our executive officers do not have employment or severance agreements with the Company.  Consequently, no executive officer has any right to cash severance of any kind.

Our stock option awards include standard provisions that result in the vesting or forfeiture of awards upon termination of employment, depending on the reason for termination.  These provisions are summarized as follows:

•      All options vest immediately upon death or disability of the executive;

•      Retirement results in the continued vesting of options per the original vesting schedule;

•      Voluntary termination of employment results in the continued vesting of options per the original vesting schedule, but all options expire three months after such termination;

•      Upon a change in capital structure of the Company, including a change in control of the Company via a merger, a sale of assets, or a tender or exchange offer, the Compensation Committee may in its discretion take action which the Committee deems appropriate, including accelerating vesting of options or permitting the exchange of options for a cash payment or substitute options; and

•      Options are forfeited immediately upon termination for cause or breach of a confidentiality or noncompete agreement, both as determined by the Compensation Committee.  All NEOs have signed a confidentiality agreement.  Of the

NEOs, Ms. Feragen and Mr. Fielding have signed a noncompete agreement which prohibits them from working on competing products for a competitor of the Company for one year following termination of employment.

Our LTIP performance award agreements include standard provisions that result in the vesting or forfeiture of awards upon termination of employment, depending on the reason for termination.  These provisions are summarized as follows:

•      Death results in calculation of an award as if the performance period ended on the date of death and payment to the employee’s beneficiary of a prorated amount based on the employee’s actual period of employment during the performance period;

•      Change in control of the Company results in calculation of an award as if the performance period ended on the date change in control occurred and payment to the employee of that award without proration;

•      Retirement or disability results in a payment after the end of the performance period equal to the amount that would have been earned over the entire performance period prorated based on the employee’s actual period of employment; and

•      Termination of employment for any reason other than retirement, disability or death results in forfeiture of all award rights.

The following table shows the potential payment of LTIP performance awards and the potential value of unexercisable stock option awards for the NEOs upon death, retirement, disability, or change in control of the Company as of October 30, 2011.

POTENTIAL PAYMENTS UPON TERMINATION AT FISCAL 2011 YEAR END

	Death	Retirement or Disability			Change in Control

	Potential	Potential Value or Payment ($)(1)(3)			Potential

	Value or Payment	Threshold	Target	Maximum	Value or Payment

Name	($)(1)(2)	($)	($)	($)	($)(1)(2)(4)
Jeffrey M. Ettinger

Stock Options	15,678,000	15,678,000	15,678,000	15,678,000	15,678,000

LTIP award (6/09-6/12)	1,074,400	316,000	632,000	1,896,000	1,360,000

LTIP award (6/10-6/13)	1,104,000	184,000	368,000	1,104,000	2,400,000

LTIP award (6/11-6/14)	214,500	75,000	150,000	450,000	1,787,500

Total	18,070,900	16,253,000	16,828,000	19,128,000	21,225,500

Jody H. Feragen

Stock Options	3,586,413	3,586,413	3,586,413	3,586,413	3,586,413

LTIP award (6/09-6/12)	402,900	118,500	237,000	711,000	510,000

LTIP award (6/10-6/13)	414,000	69,000	138,000	414,000	900,000

LTIP award (6/11-6/14)	51,480	18,000	36,000	108,000	429,000

Total	4,454,793	3,791,913	3,997,413	4,819,413	5,425,413

Steven G. Binder

Stock Options	2,443,663	2,443,663	2,443,663	2,443,663	2,443,663

LTIP award (6/09-6/12)	335,750	98,750	197,500	592,500	425,000

LTIP award (6/10-6/13)	345,000	57,500	115,000	345,000	750,000

LTIP award (6/11-6/14)	42,900	15,000	30,000	90,000	357,500

Total	3,167,313	2,614,913	2,786,163	3,471,163	3,976,163

Ronald W. Fielding

Stock Options	2,666,263	2,666,263	2,666,263	2,666,263	2,666,263

LTIP award (6/09-6/12)	335,750	98,750	197,500	592,500	425,000

LTIP award (6/10-6/13)	345,000	57,500	115,000	345,000	750,000

LTIP award (6/11-6/14)	42,900	15,000	30,000	90,000	357,500

Total	3,389,913	2,837,513	3,008,763	3,693,763	4,198,763

Richard A. Bross

Stock Options	2,666,263	2,666,263	2,666,263	2,666,263	2,666,263

LTIP award (6/09-6/12)	235,025	69,125	138,250	414,750	297,500

LTIP award (6/10-6/13)	241,500	40,250	80,500	241,500	525,000

LTIP award (6/11-6/14)	30,030	10,500	21,000	63,000	250,250

Total	3,172,818	2,786,138	2,906,013	3,385,513	3,739,013

(1)           Stock options are valued based on the difference between the $29.95 closing price of the Company’s stock on October 28, 2011, the last trading day of the fiscal year, and the applicable exercise price of the stock options.  Amounts shown for stock options represent the value of all unexercisable options.  Exercisable options would not be affected by this termination event.

(2)           Payments for LTIP performance awards upon death or change in control of the Company are based on actual Company performance through October 30, 2011.  Such awards upon death are prorated based on employment from the beginning of the performance period through October 30, 2011.

(3)           Retirement or disability results in a payment for LTIP performance awards after the end of the performance period equal to the amount that would have been earned over the entire performance period prorated based on the employee’s actual period of employment.  These columns thus show the potential threshold, target and maximum payments for such awards, each prorated based on employment from the beginning of the performance period through October 30, 2011.  The actual payment would not be determined until after the performance period end date for each award.

(4)           For this table, it is assumed that the Compensation Committee exercised its discretion to accelerate vesting of all options upon a change in control of the Company.  Alternative assumptions which provide the same result are that the Committee exercised its discretion to permit the exchange of options for a cash payment or substitute options, in either case with a value equal to the difference between the closing price of the Company’s stock on October 28, 2011 (the last trading day of the fiscal year) and the applicable exercise price of the stock options.

Following termination of employment for any reason, our executive officers receive payment of retirement benefits and nonqualified deferred compensation benefits under the plans in which they participate. The value of those benefits are set forth in the sections above entitled “Pension Benefits” and “Nonqualified Deferred Compensation.”

Upon termination of employment caused by the death of an executive officer, the SIPE would provide a death benefit to the executive’s survivors.  The value of those benefits is described under “Survivor Income Protection Plan” on page 21.

RELATED PARTY TRANSACTIONS

The Board of Directors has adopted a written related party transaction policy.  This policy applies to all transactions that qualify for disclosure under Item 404(a) of Regulation S-K of the Exchange Act.  Information about transactions involving related persons is reviewed by the Audit Committee.  Related persons include Company directors and executive officers, as well as their immediate family members.  If a related person has a direct or indirect material interest in any Company transaction, then the Audit Committee would decide whether or not to approve or ratify the transaction.  The Audit Committee will use any process and review any information that it determines is appropriate.  All related party transactions will be disclosed in accordance with SEC rules.  For fiscal 2011, the Company had no material related party transactions which were required to be disclosed in accordance with SEC rules.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company’s directors, executive officers, and any persons holding more than ten percent of the Company’s common stock are required to report their initial ownership of the Company’s common stock and any subsequent changes in that ownership to the SEC and the NYSE.  This requirement is contained in Section 16(a) of the Exchange Act.  Specific due dates for these reports have been established.  The Company is required to disclose in this proxy statement any failure to file by those dates during fiscal 2011.

In making this disclosure, the Company has relied on the representations of its directors and officers and copies of the reports that they have filed with the SEC.  Based on those representations and reports, the Company believes that all Section 16(a) filing requirements applicable to the Company’s directors, officers and greater than ten percent stockholders were met.

VIEWING AND DELIVERY OF PROXY MATERIALS

Viewing of Proxy Materials Via The Internet - We are able to distribute our annual report and this proxy statement to our stockholders in a fast and efficient manner via the Internet. This reduces the amount of paper delivered to a stockholder’s address and eliminates the cost of sending these documents by mail. Stockholders may elect to view all future annual reports and proxy statements on the Internet instead of receiving them by mail. You may make this election when voting your proxy this year. Simply follow the instructions to vote via the Internet or go directly to www.proxyvote.com/hrl to register your consent. You will continue to have the option to vote your shares by mail, telephone or the Internet.

Delivery of Proxy Materials - Only one Notice of Internet Availability of Proxy Materials or only one copy of our annual report and proxy statement are being delivered to multiple stockholders sharing an address, unless the Company received contrary instructions from one of the stockholders.  If you wish to receive a separate copy of the Notice of Internet Availability of Proxy Materials or the annual report and proxy statement, as applicable, this year or in future years, please call 507-437-

5944 or mail a request to Brian D. Johnson, Vice President and Corporate Secretary, 1 Hormel Place, Austin, Minnesota 55912.

If your household currently receives multiple copies of the Notice of Internet Availability of Proxy Materials or the annual report and proxy statement and you wish to receive only a single copy, please contact the transfer agent with the names in which all accounts are registered and the one account for which you wish to receive mailings.  The transfer agent is Wells Fargo Bank, N.A., who may be contacted at P.O. Box 64874, St. Paul, Minnesota 55164-0874, or by phone at 1-877-536-3559.  This will not affect dividend check mailings.

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING OF STOCKHOLDERS

Any stockholder intending to present a proposal at the 2013 Annual Meeting of Stockholders must deliver the proposal to the Company by August 23, 2012, in order to have the proposal considered for inclusion in the Company’s proxy statement and the form of proxy for that meeting.

The Company’s Bylaws provide certain requirements which must be met in order for a stockholder to bring any proposals or nominations for election as Directors for consideration at the Annual Meeting of Stockholders.  These requirements apply whether or not the proposal or nomination is requested to be included in the proxy statement and proxy.  The requirements include a written notice to the Corporate Secretary to be received at the Company’s principal executive offices at least 90 days before the date that is one year after the prior year’s annual meeting.  For business or nominations intended to be brought to the 2013 Annual Meeting of Stockholders, the notice deadline is November 2, 2012.  Stockholder proposals or director nominations submitted after this date may not be presented at the 2013 Annual Meeting of Stockholders.

OTHER MATTERS

The management of the Company does not know of any matters to be presented at the meeting other than those identified above.  If other matters properly come before the meeting, the holders of the proxies will vote on such matters in their discretion under the authority granted in the proxy.

By Order of the Board of Directors

BRIAN D. JOHNSON
Vice President and
Corporate Secretary
December 21, 2011

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date HORMEL FOODS CORPORATION 1 HORMEL PLACE AUSTIN, MN 55912-3680 HORMEL FOODS CORPORATION 01) Terrell K. Crews 02) Jeffrey M. Ettinger 03) Jody H. Feragen 04) Glenn S. Forbes, M.D. 05) Stephen M. Lacy 06) Susan I. Marvin 1. Elect a board of 12 directors: Nominees: The Board of Directors Recommends a Vote FOR Each Director Nominee Under Item 1. 07) Michael J. Mendes 08) John L. Morrison 09) Elsa A. Murano, Ph.D. 10) Robert C. Nakasone 11) Susan K. Nestegard 12) Dakota A. Pippins To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For All Withhold All For All Except 0 0 0 For address changes and/or comments, please check this box and write them on the back where indicated. Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. 0 2. Ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm for fiscal year ending October 28, 2012. The Board of Directors recommends you vote FOR Item 2. Note: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR ALL DIRECTOR NOMINEES AND FOR ITEM 2. 0 0 0 For Against Abstain M39560-TBD VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 1:00 P.M. Eastern Time on Monday, January 30, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 1:00 P.M. Eastern Time on Monday, January 30, 2012. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ADMISSION TICKET Doors open at 6:00 p.m. Enter at South end of building Annual Meeting of Stockholders Monday, January 31, 2012 8:00 p.m. CST Richard L. Knowlton Auditorium Austin High School 300 NW 4th Street Austin, MN 55912

Address Changes/Comments: ______________________________________________________________________________ ________________________________________________________________________________________________________ (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) M39561-TBD Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. SHARES COVERED BY THIS PROXY CARD ARE EXPLAINED BELOW Your signature on this proxy card will appoint a proxy for shares held in your record account(s). If you would like to access the proxy materials electronically next year, go to the following internet address: www.proxyvote.com. HORMEL FOODS CORPORATION Proxy Voting and Direction This proxy is solicited on behalf of the Board of Directors. By signing on the other side of this card you appoint Jeffrey M. Ettinger, Jody H. Feragen and Brian D. Johnson, and each of them, with full power of substitution, and hereby authorize them or any of them to represent and to vote as designated on the other side of this card all the shares of Common Stock of Hormel Foods Corporation held of record by you on December 2, 2011 at the Annual Meeting of Stockholders to be held on January 31, 2012, or any adjournment thereof. Please refer to the explanation above. Continued and to be signed on reverse side HORMEL FOODS CORPORATION 1 Hormel Place Austin, MN 55912 proxy and voting direction

M39565-TBD You are receiving this communication because you hold shares in the above named company. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. HORMEL FOODS CORPORATION *** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on January 31, 2012. HORMEL FOODS CORPORATION 1 HORMEL PLACE AUSTIN, MN 55912-3680 Meeting Information See the reverse side of this notice to obtain proxy materials and voting instructions. Meeting Type: Annual Meeting For holders as of: December 2, 2011 Date: January 31, 2012 Time: 8:00 p.m. CST Location: Richard L. Knowlton Auditorium Austin High School 300 NW 4th Street Austin, MN 55912

M39566-TBD How To Vote Please Choose One of the Following Voting Methods Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. XXXX XXXX XXXX Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before January 17, 2012 to facilitate timely delivery. How to View Online: Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line. Before You Vote How to Access the Proxy Materials NOTICE AND PROXY STATEMENT ANNUAL REPORT Proxy Materials Available to VIEW or RECEIVE: XXXX XXXX XXXX XXXX XXXX XXXX

Voting Items

1. Elect a board of 12 directors:

Nominees:

01) Terrell K. Crews	07) Michael J. Mendes
02) Jeffrey M. Ettinger	08) John L. Morrison
03) Jody H. Feragen	09) Elsa A. Murano, Ph.D.
04) Glenn S. Forbes, M.D.	10) Robert C. Nakasone
05) Stephen M. Lacy	11) Susan K. Nestegard
06) Susan I. Marvin	12) Dakota A. Pippins

***** Please use this notice card as your ADMISSION TICKET .*****

M39567-TBD

Voting Items 2. Ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm for fiscal year ending October 28, 2012. 1. Elect a board of 12 directors: Nominees: 01) Terrell K. Crews 02) Jeffrey M. Ettinger 03) Jody H. Feragen 04) Glenn S. Forbes, M.D. 05) Stephen M. Lacy 06) Susan I. Marvin 07) Michael J. Mendes 08) John L. Morrison 09) Elsa A. Murano, Ph.D. 10) Robert C. Nakasone 11) Susan K. Nestegard 12) Dakota A. Pippins Note: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. M39567-TBD *** Please use this notice card as your ADMISSION TICKET .*** The Board of Directors Recommends a Vote FOR Each Director Nominee Under Item 1. The Board of Directors recommends you vote FOR Item 2.

Voting Items

1. Elect a board of 12 directors:

Nominees:

01) Terrell K. Crews	07) Michael J. Mendes
02) Jeffrey M. Ettinger	08) John L. Morrison
03) Jody H. Feragen	09) Elsa A. Murano, Ph.D.
04) Glenn S. Forbes, M.D.	10) Robert C. Nakasone
05) Stephen M. Lacy	11) Susan K. Nestegard
06) Susan I. Marvin	12) Dakota A. Pippins

M39568-TBD

Voting Items 2. Ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm for fiscal year ending October 28, 2012. 1. Elect a board of 12 directors: Nominees: 01) Terrell K. Crews 02) Jeffrey M. Ettinger 03) Jody H. Feragen 04) Glenn S. Forbes, M.D. 05) Stephen M. Lacy 06) Susan I. Marvin 07) Michael J. Mendes 08) John L. Morrison 09) Elsa A. Murano, Ph.D. 10) Robert C. Nakasone 11) Susan K. Nestegard 12) Dakota A. Pippins Note: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. M39568-TBD The Board of Directors Recommends a Vote FOR Each Director Nominee Under Item 1. The Board of Directors recommends you vote FOR Item 2.

M39569-TBD How To Vote Please Choose One of the Following Voting Methods Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.  XXXX XXXX XXXX